Exhibit 10.4

Portions of this exhibit marked [*] are requested to be treated confidentially.

COLLABORATIVE RESEARCH AND

DEVELOPMENT AND LICENSE AGREEMENT

THIS COLLABORATIVE RESEARCH AND DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”) is entered into as of March 31, 2006 (the “Effective Date”) by and between OPTIMER PHARMACEUTICALS INC., a Delaware corporation with its offices located at 10110 Sorrento Valley Road, Suite C, San Diego, California 92121 (“Optimer”), and CEMPRA PHARMACEUTICALS, INC., a Delaware corporation with its offices located at 170 Southport Drive, Suite 500, Morrisville, NC 27560. Optimer and Cempra may be referred to herein individually as a “Party” or collectively, as the “Parties.”

RECITALS

WHEREAS, Optimer is a biopharmaceutical company engaged in the discovery and development of pharmaceutical products using its proprietary carbohydrate synthesis technology;

WHEREAS, Cempra is a biopharmaceutical company engaged in the discovery and development of novel pharmaceutical products;

WHEREAS, Cempra and Optimer desire to enter into a relationship to identify, develop and commercialize pharmaceutical products comprising novel Macrolide Antibiotics to treat infectious diseases;

WHEREAS, Cempra and Optimer entered into a letter agreement dated November 10, 2005 wherein Optimer and Cempra agreed to execute a detailed agreement regarding the synthesis by Optimer of Macrolide Antibiotics for Cempra; and

WHEREAS, Optimer is willing to synthesize Macrolide Antibiotics using its proprietary carbohydrate synthesis technology, assist Cempra in the development thereof, and is prepared to grant Cempra a license under such technology to allow Cempra to develop and commercialize pharmaceutical products arising from this relationship;

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS

1.1 “Affiliate” means a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with a Party. For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “ASEAN Countries” means all member nations of the Association of Southeast Asian Nations as of the Effective Date.

1.3 “Cempra Know-How” means any Know-How which is developed or acquired and Controlled by Cempra or its Affiliates during the term of this Agreement that is necessary and useful for the research, development, manufacture, importation, use, or sale of Cempra Products.

1.4 “Cempra Patents” means any Patents, other than Optimer Patents, which are Controlled by Cempra or its Affiliates during the term of this Agreement and that claim the manufacture, importation, use or sale of Macrolide Antibiotics or Cempra Products.

1.5 “Cempra Product” means a pharmaceutical product (including but not limited to Combination Products or those comprised of one or more Test Products, Macrolide Antibiotics, or any analogs or derivatives of either of the foregoing) for which the use, sale, or manufacture thereof would, but for the licenses granted Cempra hereunder, infringe the Optimer Patents in the country in which such product is sold by Cempra, an Affiliate thereof, or a Third Party sublicensee of either of the foregoing.

1.6 “Collaboration” means all activities performed by or on behalf of Optimer or Cempra in the course of the Research Program with respect to the Development and Commercialization of Test Products and Cempra Products.

1.7 “Combination Product” means a pharmaceutical product (i) containing (x) in the case of Cempra, an active pharmaceutical ingredient for which, if included in a pharmaceutical product as the sole active pharmaceutical ingredient the use, sale, or manufacture thereof would, but for the licenses granted Cempra hereunder, infringe the Optimer Patents in the country in which such product is sold by Cempra, an Affiliate thereof, or a Third Party sublicensee of either of the foregoing, or (y) in the case of Optimer, an active pharmaceutical ingredient which (I) contains a Macrolide Antibiotic, Test Product, or derivative or analog of either of the foregoing, (II) is a Cempra Product, or (III) whose manufacture, sale, or use is covered in any ASEAN Country by a Valid Claim of any Cempra Patent, Joint Invention Patent, or foreign counterpart of any Optimer Patent; and (ii) one or more other pharmaceutically active ingredients for which rights are not included in the license granted to (x) Cempra under this Agreement, with respect to Cempra Products, or (y) Optimer, with respect to Optimer Products.

1.8 “Commence” or “Commencement”, when used to describe a Phase 1 Trial, Phase 2 Trial, Phase 3 Trial, or Phase 4 Trial, means the first dosing of the first patient for such trial.

1.9 “Commercialization” means all activities that are undertaken after Regulatory Approval of an NDA for a particular Product and that relate to the commercial marketing and sale of such Product including advertising, marketing, promotion, distribution, and Phase 4 Trials.

1.10 “Confidential Information” means all Information, and other information and materials, received by either Party from the other Party pursuant to this Agreement that: (i) is designated as confidential at the time of disclosure or promptly thereafter; (ii) under the circumstances surrounding disclosure should be treated as confidential by the receiving Party, or (iii) by reason of its nature would be treated as confidential by a reasonable receiving party, which would include, without limitation, trade secrets.

1.11 “Control” means, with respect to any intellectual property right, that a Party owns or has a license to such item or right, and has the ability to grant a license or sublicense in or to such right as set forth herein without violating the terms of any agreement or other arrangement with any Third Party.

1.12 “Develop” or “Development” means, with respect to a Test Product or Product, engaging in preclinical and clinical drug development activities, which may include but is not limited to research, pre-clinical, clinical and regulatory activities directed towards obtaining Regulatory Approval of a Product, including but not limited to the performance by Optimer of its obligations and Cempra of its responsibilities under the Research Program.

1.13 “Development Plan” has the meaning set forth in Section 4.1.

1.14 “Diligent Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a Party devotes to research, development or marketing of a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts, taking into account technical and regulatory factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic area, all based on conditions then prevailing, and subject to and in consideration of, in each case, the resources available to such Party and within such Party’s organization for such efforts. Diligent Efforts requires that a Party, at a minimum, assign responsibility for such obligations to specific employees, sets and seeks to achieve specific and meaningful objectives for carrying out such obligations, and consistently makes and implements decisions designed and allocates resources reasonably sufficient to advance progress with respect to such objectives.

1.15 “Fair Market Value” means the fair market value of Cempra capital stock on the date the relevant milestone is achieved under Section 6.2(a) or (b), as applicable, which shall be determined as follows:

(a) if the Cempra capital stock to be issued under Section 6.2(a) or (b) is traded on a public securities exchange or through the Nasdaq National Market, the fair market value thereof shall be deemed to be the average of the closing prices of such security on such exchange over the 30-day period ending three (3) business days prior to the date such security was received;

(b) if the Cempra capital stock to be issued under Section 6.2(a) or (b) is actively traded over-the-counter, the fair market value thereof shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) business days prior to the date such security was received; or

(c) If there is no active public market for any Cempra capital stock issued under Section 6.2(a) or (b), the fair market value thereof shall be as determined in good faith by Cempra’s Board of Directors based on a reasonable consideration of all relevant factors.

1.16 “FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.

1.17 “Field” means all human and animal diagnostic and therapeutic uses.

1.18 “First Commercial Sale” means the first sale of commercial quantities of any Product sold to a Third Party by a Party, its Affiliate, or a sublicensee of either of the foregoing in any country after, if and as reasonably necessary or applicable, receipt of Regulatory Approval for such Product in such country. Sales for test marketing, sampling and promotional uses or clinical trial or research purposes or compassionate uses will not be considered to constitute a First Commercial Sale

1.19 “FTE” means the equivalent of one person working full time for one 12-month period in a research, development, commercialization, regulatory or other relevant capacity, approximating 1800 hours per year. In the interests of clarity, though, a single individual who works more than 1800 hours in a single year shall be treated as one FTE regardless of the number of hours worked.

1.20 “Good Clinical Practices” or “GCP” means current Good Clinical Practices as specified in the United States Code of Federal Regulations, at the time of testing, and all FDA and ICH guidelines, including the ICH Consolidated Guidelines on Good Clinical Practices.

1.21 “Good Laboratory Practices” or “GLP” means current Good Laboratory Practices as specified in the United States Code of Federal Regulations at 21 CFR § 58 at the time of testing and all applicable ICH guidelines.

1.22 “Good Manufacturing Practices” or “GMP” means current Good Manufacturing Practices and standards as provided for (and as amended from time to time) in European Community Directive 91/356/EEC (Principles and Guidelines of Good Manufacturing Practice for Medicinal Products) and in the Current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations Title 21 (21 CFR §§ 210-211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, and subject to any arrangements, additions or clarifications agreed from time to time between the Parties.

1.23 “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision.

1.24 “Human Clinical Trial” means any Phase 1 Trial, Phase 2 Trial, Phase 3 Trial or Phase 4 Trial the subject of which includes a Test Product or Product.

1.25 “IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) necessary to Commence human clinical trials in such jurisdiction, and including all regulations at 21 CFR § 312 et. esq., and equivalent foreign regulations.

1.26 “Information” means information, results and data of any type whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.27 “Invention” means any discovery, invention, improvement, concept or idea, whether or not patentable, conceived or reduced to in the course of the activities conducted pursuant to this Agreement, together with all intellectual property rights relating thereto. Inventions may include, but not be limited to, processes, compounds, compositions, or methods.

1.28 “Know-How” means any non-public, proprietary Information and other data, instructions, processes, methods, formulae, techniques, compositions, materials, expert opinions and information, including without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information. Know-How does not include any rights under Patents.

1.29 “Letter Agreement” means the letter agreement between Optimer and Cempra dated November 11, 2005.

1.30 “Macrolide Antibiotics” means any macrolide or ketolide, including but not limited to any (i) [*] compound that incorporates, is based on, or is described in, or the synthesis of which is in whole or part based on or described in, the Optimer Technology, including but not limited to those synthesized by Optimer under this Agreement or the Letter Agreement, (ii) [*] (including but not limited to [*]), and (iii) any derivatives or analogs of any of the foregoing. For avoidance of doubt, the parties expressly agree that Macrolide Antibiotics shall not mean any 18-membered-lactone-ring-based compound (e.g., Optimer’s OPT-80).

1.31 “NDA” means a New Drug Application filed with the FDA or the equivalent application or filing filed with any equivalent Governmental Authority outside of the United States necessary for approval of a drug in such jurisdiction.

1.32 “Net Sales” means

(a) with respect to a Product (subject to subsections (b) and (c) below), the amount received by a Party or its Affiliate or a Third Party sublicensee for sales of such Product to Third Parties, excluding reasonable sales returns, allowances and rebates actually paid, granted or accrued, including, without limitation, trade, quantity and cash discounts and any other reasonable adjustments actually allowed, including, but not limited to, those granted on account of price adjustments (including retroactive price adjustments), billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, pharmacy benefit management companies, health maintenance organizations or other health care organizations, or any governmental or regulatory authority or agency (including their purchasers and/or reimbursers), adjustments arising from consumer discount programs, customs or excise duties, tariffs, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties relating to sales, and similar payments respect to the United States government, any state government, any local government, or any foreign government, or to any governmental or regulatory authority in respect of sales, and freight, handling, and insurance; and

(b) in the case of Combination Products,

(i) if a Party and/or its Affiliate and/or any Third Party sublicensee of either of the foregoing separately sells in such country during such year when it sells such Combination Product both (1) one or more Products containing solely one particular active pharmaceutical ingredient and (2) products containing other pharmaceutically active ingredient(s) that are also contained in such Combination Product, the Net Sales attributable to such Combination Product during such year shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: A is such Party’s (or its Affiliate’s or Third Party sublicensee’s, as applicable) average Net Sales price per daily dose during such year for each Product(s) in such Combination Product in such country and B is the sum of the average of such Party’s (or its Affiliate’s or Third Party sublicensee’s, as applicable) net sales price per daily dose during such year in such country, for each product(s) containing the other pharmaceutically active ingredient(s) in such Combination Product (other than the Product);

(ii) if a Party and/or its Affiliate and/or any Third Party sublicensee of either of the foregoing separately sells, in such country during such year when it sells such Combination Product, one or more Products containing solely one particular active pharmaceutical ingredient entity but do not separately sell, in such country, other products containing the other active ingredient(s) that are also contained in such Combination Product, the Net Sales attributable to such Combination Product

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

during such year shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: A is the applicable Party’s (or its Affiliate’s or Third Party sublicensee’s, as applicable) average Net Sales price per daily dose during such year for each Product in such Combination Product in such country, and C is such Party’s (or its Affiliate’s or Third Party sublicensee’s, as applicable) average Net Sales price per daily dose during such year for the Combination Product in such country; and

(iii) if a Party and/or its Affiliates and/or their Third Party sublicensees do not separately in such country during such year sell products containing each active pharmaceutical ingredient in the Combination Product, then the Net Sales attributable to such Combination Product may, following mutual agreement of the Parties concerning the applicable fair market values, be determined by multiplying the Net Sales of such Combination Product by the fraction D/(D+E) where D is the fair market value of the portion of the Combination Product that contains the Product with a single active pharmaceutical ingredient and E is the fair market value of the portion of the Combination Product containing the other pharmaceutically active ingredient(s) and the delivery device included in such Combination Product, as such fair market values are reasonably determined by mutual agreement of the Parties in good faith. In the event that the Parties are unable to mutually agree upon appropriate fair market values for D and E as set forth herein, such matter may be referred to arbitration as set forth in Section 12.3 below.

(c) In the case of discounts on “bundles” of separate products or services which include Products, a Party may with notice to the other Party discount the bona fide list price of a Product by the average percentage discount of all products of such Party (the “Selling Party”) and/or its Affiliates or Third Party sublicensees in a particular “bundle”, calculated as follows:

Average percentage
discount on a	=	1 -(X/Y) × 100
particular “bundle”

where X equals the total discounted price of a particular “bundle” of products, and Y equals the sum of the undiscounted bona fide list prices of each unit of every product in such “bundle”. The Selling Party shall provide the other Party documentation reasonably supporting such average discount with respect to each “bundle.” If a Product in a “bundle” is not sold separately, and no bona fide list price exists for such Product, the parties shall negotiate in good faith a reasonable imputed list price for such Product and Net Sales with respect thereto shall be based on such imputed list price; provided, however, that in the event that the Parties are unable to mutually agree upon appropriate imputed list price as set forth herein, then such matter may be referred to arbitration as set forth in Section 12.3 below.

1.33 “Optimer Improvements” means any Other Sole Inventions of Optimer and, to the extent owned by Optimer, Other Joint Inventions that, in either case, constitute improvements, enhancements, or modifications of any Macrolide Antibiotics, Cempra Products, or other technology claimed in the Optimer Patents listed on Schedule 1.30, or which would be useful or necessary in the manufacture, use, or sale of Cempra Products.

1.34 “Optimer Know-How” means all Know-How Controlled by Optimer or its Affiliates as of the Effective Date, or which is developed or acquired by and Controlled by Optimer or its Affiliates during the term of this Agreement, including but not limited to any Know-How related to Optimer Improvements, that is necessary or useful for the research, development, manufacture, importation, use or sale of the Macrolide Antibiotics, Test Products or Cempra Products.

1.35 “Optimer Patents” means any Patents Controlled by Optimer or its Affiliates as of the Effective Date or which are developed and Controlled, or licensed to and Controlled, by Optimer or its Affiliates during the term of this Agreement, that are necessary or useful for the research, development, manufacture, importation, use or sale of Macrolide Antibiotics, Test Products, or Cempra Products, including without limitation, the Patents listed on Schedule 1.35 and any Patents (or, with respect to Patents jointly owned by the Parties, Optimer’s rights to any such Patents) claiming any Optimer Improvements.

1.36 “Optimer Product” means any product (including but not limited to Combination Products) developed and/or commercialized by Optimer in any ASEAN Country that (i) contains a Macrolide Antibiotic, Test Product, or derivative or analog of either of the foregoing, (ii) is a Cempra Product, or (iii) whose manufacture, sale, or use is covered in any ASEAN Country by a Valid Claim of any Cempra Patent, Joint Invention Patent, or foreign counterpart of any Optimer Patent. For avoidance of doubt, the parties expressly agree that, for purposes of this Agreement (including, but not limited to, Optimer’s royalty payment obligation set forth in Article 6), Optimer Products shall not include any product which incorporates an 18-membered-lactone-ring-based compound as an active pharmaceutical ingredient (e.g., Optimer’s OPT-80) unless such product incorporates an additional active pharmaceutical ingredient which itself (or the mechanism of action of which) independently renders such product an Optimer Product pursuant to the foregoing definition.

1.37 “Optimer Technology” means Optimer Patents and Optimer Know-How.

1.38 “Patent” means: (a) an issued unexpired United States or foreign patent (including inventor’s certificate) that has not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof; or (b) any pending United States or foreign patent application, including without limitation any continuation, division or continuation-in-part thereof and any provisional application.

1.39 “Phase 1 Trial” means a clinical trial that generally provides for the first introduction into humans of a Product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the Product, and generally consistent with 21 CFR § 312.21(a).

1.40 “Phase 2 Trial” means a clinical trial of a Product on patients, including possibly pharmacokinetic studies, the principal purpose of which is to make a preliminary determination that such Product is safe for its intended use and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR § 312.21(b).

1.41 “Phase 3 Trial” means a clinical trial that provides for a pivotal human clinical trial of a Product, which trial is designed to: (a) establish that a Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; (c) support Regulatory Approval of such Product; and (d) generally consistent with 21 CFR § 312.21(c).

1.42 “Phase 4 Trial” means clinical trial of a Product Commenced in a particular country after Regulatory Approval for such Product in such country in order to support commercialization of the Product.

1.43 “Product” means an Optimer Product or Cempra Product, as appropriate.

1.44 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or, in the Commercializing Party’s reasonable judgment, sale of a Product in a regulatory jurisdiction.

1.45 “Regulatory Authority” means any Governmental Authority with responsibility for granting any licenses or approvals necessary for the marketing and sale of pharmaceutical products including, without limitation, the FDA and any drug regulatory authority of countries of the European Union, and Japan, and where applicable any ethics committee or any equivalent review board.

1.46 “Regulatory Filing” means the NDA, biologic license application (“BLA”), IND, or any foreign counterparts thereof and any other filings required by regulatory authorities relating to the study, manufacture or commercialization of any Product.

1.47 “Research Program” means the activities conducted by Optimer and Cempra pursuant to the obligations and responsibilities set forth in a Work Plan and Budget established by the Parties pursuant to this Agreement.

1.48 “Research Term” means the period commencing on the Effective Date and continuing until the earlier of (i) completion by Optimer of the tasks assigned to Optimer in the Work Plan and Budget or (ii) the second anniversary of the Effective Date, subject to any extensions thereof agreed to by the Parties in writing.

1.49 “Royalty Term” means, on a country-by-country and Product-by-Product basis:

(a) For Cempra Products, the period commencing on the First Commercial Sale thereof in a particular country and continuing until the later of (a) the last to expire Valid Claim of an Optimer Patent covering the manufacture, use or sale of such Cempra Product in such country or (b) ten (10) years following the First Commercial Sale of such Cempra Product in such country; and

(b) For Optimer Products, the period commencing on the First Commercial Sale thereof in a particular country and continuing until the later of (a) the last to expire Valid Claim of a Cempra Patent covering the manufacture, use or sale of such Optimer Product in such country or (b) ten (10) years following the First Commercial Sale of such Optimer Product in such country.

1.50 “Sublicensing Revenue” means net revenue received from Third Party sublicensees, other than royalties or other payments calculated on the basis of sales of Cempra Products, directly and solely as consideration for Cempra’s or its Affiliates’ sublicensing to Third Parties (other than Cempra Affiliates) of the rights to Optimer Patents licensed to Cempra and its Affiliates under this Agreement, including but not limited to upfront and milestone payments, but excluding (i) [*].

1.51 “Term” has the meaning assigned to it in Section 9.1.

1.52 “Territory” means worldwide, excluding ASEAN Countries.

1.53 “Test Product” means a Macrolide Antibiotic or derivative or analog thereof that has been designated by Cempra to be the subject of Development pursuant to Section 3.4.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.54 “Third Party” means any entity other than (a) Optimer, (b) Cempra or (c) an Affiliate of either of them.

1.55 “Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent within any Patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted by the Party Controlling such Patent in writing to be invalid or unenforceable or of a scope not covering Products through reissue, disclaimer or otherwise.

1.56 “Work Plan and Budget” has the meaning set forth in Section 3.1.

1A. JOINT STEERING COMMITTEE

1A.1 Joint Steering Committee. Promptly after the Effective Date, the Parties shall establish a “Joint Steering Committee” as described in this Section 1A. The Joint Steering Committee shall exist during the Research Term. The Joint Steering Committee shall, subject to applicable provisions of this Agreement concerning the Research Program, Work Plan, and Budget, (i) develop, review, approve, and establish all aspects of the Work Plan and Budget and, once the initial Work Plan and Budget have been established, (ii) monitor and oversee the Parties’ progress thereunder, advise the Parties with respect thereto, and develop, review, and approve any changes or amendments to the Work Plan and Budget, such changes and amendments to be effective upon approval thereof by the Joint Steering Committee and agreement by (i) Optimer with respect to obligations of Optimer (such agreement not to be unreasonably withheld) or (ii) Cempra with respect to responsibilities of Cempra, provided that, notwithstanding the foregoing, the Joint Steering Committee shall have no authority to amend the body of this Agreement. Each party shall indicate in writing within five (5) business days of approval by the Joint Steering Committee whether or not it agrees to its proposed obligations or responsibilities, and, if not agreeing to its proposed obligations or responsibilities, provide its reasonable objections thereto. In the absence of such written notice within such five (5) business day period, a party shall be deemed to have rejected its proposed obligations or responsibilities, and, in the event Optimer rejects its proposed obligations or responsibilities (whether by written notice or the absence thereof), Cempra shall be free to pursue alternative solutions therefor. Notwithstanding anything to the contrary in this Agreement, the Joint Steering Committee shall have no rights or responsibilities, and Cempra shall have no obligations with respect to the Joint Steering Committee, following the Research Term.

1A.2 Membership. The Joint Steering Committee will be comprised of an equal number of representatives from each Party. The exact number of such representatives shall be as agreed upon by the Parties, but no event shall such number be less than two (2) nor more than five (5) for each Party. Each Party shall provide the other with a list of its initial members of the Joint Steering Committee promptly after the Effective Date. Each Party may replace any or all of its representatives on the Joint Steering Committee at any time upon written notice to the other Party. Any member of the Joint Steering Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Joint Steering Committee. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the Joint Steering Committee.

1A.3 Meetings. During the Research Term, the Joint Steering Committee shall meet at least twice per calendar year, or more frequently as the Parties deem appropriate, on such dates, and at such places and times, as provided herein or as the Parties shall agree, provided, however, that (i) the first meeting shall be held within 30 days of the Effective Date and (ii) the Joint Steering Committee and the Parties shall use best efforts to draft, review, and approve the initial Work Plan and Budget as soon as reasonably practicable following the Effective Date. Meetings of the Joint Steering Committee shall alternate between the offices of the Parties or their respective Affiliates, or such other place as the Parties may agree. The members of the Joint Steering Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate, provided that the Parties hold at least one face-to-face meeting each year. Each Party shall bear all costs and expenses relating to its members’ attendance at meetings of the Joint Steering Committee.

1A.4 Decision-Making. The Joint Steering Committee shall use good faith efforts to operate and make decisions by consensus, provided that in the event the Joint Steering Committee is unable to reach consensus regarding any matter before the Joint Steering Committee within a reasonable period of time not to exceed ten (10) business days, Cempra shall have the tie-breaking vote to resolve such deadlock and determine the Joint Steering Committee’s final decision regarding such matter, including but not limited to approval of any Work Plan and Budget, or any changes thereto, consistent with the parameters described below, provided that no Work Plan or Budget shall be effective without the written agreement of (i) Optimer with respect to any obligations of Optimer thereunder (such agreement not to be unreasonably withheld) and (ii) Cempra with respect to any responsibilities of Cempra thereunder (such agreement not to be unreasonably withheld). Each party shall indicate in writing within five (5) business days of approval by the Joint Steering Committee whether or not it agrees to its proposed obligations or responsibilities, and, if not agreeing to its proposed obligations or responsibilities, provide its reasonable objections thereto. In the absence of such written notice within such five (5) business day period, a party shall be deemed to have rejected its proposed obligations or responsibilities, and, in the event Optimer rejects its proposed obligations or responsibilities (whether by written notice or the absence thereof), Cempra shall be free to pursue alternative solutions therefor.

2. MANAGEMENT OF THE RESEARCH PROGRAM

2.1 General. The general purpose of the Collaboration described in Sections 2 and 3 of this Agreement is to synthesize, develop and commercialize Macrolide Antibiotics for sale as Cempra Products. If and as determined by the Joint Steering Committee, Optimer shall synthesize Macrolide Antibiotics and conduct preliminary research and biological testing on such Macrolide Antibiotics according to a Work Plan and Budget that has been developed and approved by the Joint Steering Committee and agreed upon by Optimer and Cempra (such agreement not to be unreasonably withheld). Each party shall indicate in writing within five (5) business days of approval by the Joint Steering Committee whether or not it agrees to the Work Plan or Budget approved by the Joint Steering Committee and, if not agreeing thereto, provide its reasonable objections thereto. In the absence of such written notice within such five (5) business day period, a party shall be deemed to have agreed to such Work Plan and Budget. Cempra shall, as determined by the Joint Steering Committee, conduct (or have conducted by Third Parties) preclinical and animal testing on such Macrolide Antibiotics synthesized by Optimer. Based on the results of such research, the Joint Steering Committee may designate certain Macrolide Antibiotics as Test Products for preclinical testing and further development by Cempra. Cempra shall be solely responsible, at its expense, for animal testing, preclinical and clinical development of such Test Products, including as may be provided for in a Work Plan and Budget approved by the Joint Steering Committee and agreed upon (i) by Optimer with respect to Optimer’s obligations thereunder (such agreement not to be unreasonably withheld) and (ii) Cempra with respect to Cempra responsibilities thereunder. Each party shall indicate in writing within five (5) business days of approval by the Joint Steering Committee whether or not it agrees to its proposed obligations or responsibilities, and, if not agreeing to such obligations or responsibilities, provide its reasonable objections thereto. In the absence of such written notice within such five (5) business day period, a party shall be deemed to have rejected its proposed obligations or responsibilities, and in the event Optimer rejects its proposed obligations or responsibilities (whether by written notice or the absence thereof), Cempra shall be free to pursue alternative solutions therefor. For so long as Cempra retains its license hereunder, and except as provided for performance by Optimer under any Work Plan and Budget, Cempra shall be responsible for the research, Development, manufacturing, marketing and Commercialization of Cempra Products, subject only to the terms and conditions of this Agreement, including without limitation the payments owed to Optimer for such Cempra Products as set forth in Article 6.

2.2 Information Exchange. During the Research Term, Optimer and Cempra shall keep the Joint Steering Committee fully and regularly informed of their activities (and the activities of their Affiliates and/or sublicensees) in connection with their conduct of the Research Program and the Development and Commercialization of Test Products and Cempra Products, and shall diligently respond to any other reasonable requests by the Joint Steering Committee or the other Party for information. Each Party will provide the Joint Steering Committee (during the Research Term) and the other Party (during the entire term of this Agreement) with formal written progress reports of its activities under this Agreement, no less than twice per year.

2.3 Independence. Subject to the terms of this Agreement and any applicable Work Order and Budget, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Optimer and Cempra is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

3. CONDUCT OF THE RESEARCH PROGRAM

3.1 Work Plan and Budget. The Research Program shall be carried out by Optimer and Cempra according to a written work plan setting forth the obligations of Optimer and responsibilities of Cempra (the “Work Plan”) and budget providing for Cempra’s funding of Optimer’s obligations thereunder (the “Budget”). The Work Plan shall set forth in reasonable detail the obligations of Optimer and responsibilities of Cempra with respect to the Research Program, including the identity and number of Macrolide Antibiotics that Optimer shall endeavor to synthesize and formulate for animal testing, and shall include the desired quantities of such Macrolide Antibiotics, timeframe for delivery, technical specifications (the “Specifications”), and the Budget shall set forth the budget for such synthesis and formulation work by Optimer. The Joint Steering Committee shall develop an initial Work Plan and Budget and shall submit such plan to Optimer and Cempra for review and approval, such approval not to be unreasonably withheld, within thirty (30) days following the execution of this Agreement. In the absence of a party’s written approval of or reasonable objection to the Work Plan and Budget within five (5) business days of its submission to the parties by the Joint Steering Committee, a party shall be deemed to have agreed to such Work Plan and Budget. The Work Plan and Budget may be amended from time to time by the Joint Steering Committee during the Research Term, based upon the data obtained in the Research Program or from Cempra’s independent activities, provided such amendments do not violate or contradict any provision of this Agreement. In the event of an inconsistency or disagreement between the Work Plan and Budget and this Agreement, the terms of this Agreement shall prevail.

3.2 Work Performed to Date. The Parties acknowledge that initial research and Macrolide Antibiotics synthesis activities have been conducted by the Parties pursuant to the Letter Agreement (the “Initial Research”). All Initial Research, including any Macrolide Antibiotics, Information, inventions, know-how, data, information, or other intellectual property rights created pursuant to the Initial Research, is deemed included within the scope of this Agreement. No amounts shall be due Optimer by Cempra for the conduct of the Initial Research.

3.3 Synthesis of Macrolide Antibiotics and Biological Testing. The Joint Steering Committee shall, during the Research Term, determine the Macrolide Antibiotics designated for synthesis and Development under this Agreement, and Optimer shall provide its advice and comment with respect thereto. The Joint Steering Committee shall determine which Macrolide Antibiotics will be the subject of synthesis and Development as part of Optimer’s performance under the Research Program, and Optimer shall provide its advice and comment with respect thereto, provided that Optimer shall have no obligation to perform such synthesis and Development without its consent (such consent not to be unreasonably withheld). Optimer shall indicate in writing within five (5) business days of approval by the Joint Steering Committee whether or not it consents, and, if not consenting, provide its reasonable objections to such obligations. In the absence of such written consent or reasonable objection within such five (5) business day period, Optimer shall be deemed to have rejected such obligations and Cempra shall be free to seek alternative solutions therefor. The Joint Steering Committee shall, during the Research Term, designate the initial number of Macrolide Antibiotics for synthesis under this Agreement, provided Optimer shall provide its advice and comment with respect thereto. Optimer shall, if and as included in the Work Plan and Budget, use Diligent Efforts to synthesize Macrolide Antibiotics that have been designated by the Joint Steering Committee for synthesis, to conduct biological testing on such Macrolide Antibiotics, and to provide such Macrolide Antibiotics in reasonable quantities to Cempra as determined by the Joint Steering Committee. If and as included in the Work Plan and Budget, Optimer shall use Diligent Efforts to synthesize and conduct biological testing with respect to each Macrolide Antibiotic according to applicable Specifications for such Macrolide Antibiotics, and to produce and provide to Cempra a sufficient quantity of each Macrolide Antibiotic to allow Cempra to conduct further Development of such Macrolide Antibiotics. Optimer shall use Diligent Efforts to provide additional quantities of each Macrolide Antibiotics to Cempra at Cempra’s reasonable request on an as needed basis. The reasonable, documented direct expense of manufacturing additional quantities of Macrolide Antibiotics will be paid for by Cempra as set forth in the Work Plan and Budget.

3.4 Preclinical Testing and Human Clinical Testing. Cempra may perform, in its sole discretion and at its own expense, after, during the Research Term, providing reasonable opportunity for advice and comment by the Joint Steering Committee, preclinical testing on Macrolide Antibiotics that have been synthesized by Optimer or any other Cempra Products of Cempra’s choosing. Based on the results of any such preclinical testing, the Joint Steering Committee may, subject to the advice and comment of Cempra and Optimer, determine whether additional Macrolide Antibiotics should be synthesized or developed by Optimer for preclinical testing, or whether any existing Macrolide Antibiotics should be reformulated by Optimer (or a Third Party) for further testing. The Joint Steering Committee may, subject to Optimer’s and Cempra’s approval (such approval not to be unreasonably withheld), amend or revise the applicable Work Plan and Budget accordingly to allow for such additional synthesis or reformulation activities. Each party shall indicate in writing within five (5) business days of approval by the Joint Steering Committee whether or not it approves of such amendment or revision, as applicable, and, if not approving thereof, provide its reasonable objections thereto. In the absence of such a written response from a particular party within such five (5) business day period, a party shall be deemed to have rejected such amendment or revision to the extent it proposes additional obligations or responsibilities for the objecting party, and, in the event Optimer rejects its proposed obligations or responsibilities (whether by written notice or the absence thereof), Cempra shall be free to pursue independent solutions with respect to the subject matter of the rejected amendment or revision. Cempra shall, after, during the Research Term, providing reasonable opportunity for advice and comment by the Joint Steering Committee, have the right to designate one or more of such Macrolide Antibiotics as Test Products for human clinical testing. In the event that Cempra enrolls a patient for human clinical testing of any Macrolide Antibiotics prior to formal designation of such Macrolide Antibiotics as a Test Product, such Macrolide Antibiotics shall be deemed to have been designated as a Test Product upon enrollment of the first such patient. If a Test Product does not achieve desirable results during Phase 1 Trials, then, if and as requested by the Joint Steering Committee, subject to Optimer’s consent (such consent not to be unreasonably withheld), Optimer shall use Diligent Efforts to reformulate such Test Product according to specifications established by the Joint Steering Committee. Any such reformulation activities shall be reflected in a revised Work Plan and Budget to be developed and approved by the Joint Steering

Committee, negotiated in good faith, and agreed upon by the Parties (such agreement not to be unreasonably withheld), and the reasonable, documented, direct costs incurred by Optimer for such reformulation and related additional testing of a Test Product by Optimer shall be borne by Cempra pursuant to such Budget. Each party shall indicate in writing within five (5) business days of approval by the Joint Steering Committee whether or not it agrees to such revised Work Plan and Budget, and, if not agreeing to its proposed additional obligations or responsibilities contained therein, provide its reasonable objections thereto. In the absence of providing such written notice within such five (5) business day period, a party shall be deemed to have rejected its proposed obligations or responsibilities, and, in the event Optimer rejects its proposed obligations or responsibilities (whether by written notice or the absence thereof), Cempra shall be free to seek alternative solutions therefor. In the event that Cempra enrolls a patient in a Phase 2 Trial or in a Phase 3 Trial, or obtains Regulatory Approval, for any Macrolide Antibiotics or Test Product prior to formal designation of such Macrolide Antibiotics or Test Product as a Cempra Product, such Macrolide Antibiotics or Test Product shall be deemed to have been designated as a Cempra Product upon the first such event to occur with respect to such Macrolide Antibiotics or Test Product.

3.5 Pre-Clinical and Clinical Supply. As may be provided in any Work Plan and Budget established by the Joint Steering Committee and agreed upon by Optimer, Optimer shall use Diligent Efforts in accordance with such Work Plan and Budget to produce, or have produced, a sufficient quantity of each Test Product to enable Cempra to conduct preclinical testing of such Test Products, and to cooperate with Cempra in preparing formulations, conducting feasibility studies, and facilitating such testing. Optimer shall not have any obligation or responsibility for providing clinical supplies of Test Products or Cempra Products.

3.6 Research and Supply Costs. Cempra shall reimburse Optimer for Optimer’s reasonable, documented internal costs associated with Optimer’s work under the Work Plan and Budget, which shall equal the pro-rated cost of full-time equivalent employees to the extent used by Optimer in performing its portion of the Research Program. Such cost shall (1) be commercially reasonable based on the applicable employees’ role in performing Optimer’s portion of the Research Program, job title and responsibilities with Optimer, training, education, and expertise, which shall, in each case, be reasonably appropriate for the tasks performed thereby, and (2) not exceed US$[*] on an annual basis in any event. Cempra shall reimburse Optimer for the purchasing of key intermediates from Third Parties at Optimer’s cost, which cost shall be commercially reasonable and included in the Budget. Cempra shall also reimburse Optimer for commercially reasonable and documented external out-of-pocket expenses consistent with the Work Plan and Budget that Optimer incurs for performing such work, including without limitation commercially reasonable and documented payments to any Third Party manufacturer for production of Macrolide Antibiotics, Test Products and/or Cempra Products. At the end of each calendar quarter, Optimer shall submit to Cempra an invoice that sets forth in reasonable detail the internal costs and external expenses Optimer has incurred in performing its obligations under the Work Plan and Budget. Cempra shall remit payment to Optimer within thirty (30) days following Cempra’s receipt of such invoice. Any disputes arising between the Parties related to the amounts invoiced under this Section 3.6 shall be resolved in accordance with Article 12. Notwithstanding anything to the contrary, (i) Cempra shall not be obligated to pay Optimer any amounts with respect to Optimer’s performance of its obligations under the Research Program except as specifically described in any Budgets established by the Joint Steering Committee, (ii) Optimer shall not incur any Third Party costs in performing under the Research Program, and Cempra shall not be responsible for the reimbursement of any such Third Party costs, except as approved in advance by the Joint Steering Committee, and (iii) Cempra shall not be obligated to reimburse any costs of Optimer incurred in performing its

[*]	Confidential treatment requested; certain information omitted and filed separately with SEC.

obligations under the Research Program to the extent such costs are covered by any grant funding provided to Optimer (including but not limited to any SBIR or other government grants).

3.7 Conduct of Research. The Parties shall use Diligent Efforts to conduct their tasks and responsibilities under the Work Plan and Budget throughout the Research Program. In addition, the Parties shall conduct their tasks and responsibilities under the Research Program in compliance in all material respects with the requirements of applicable laws, rules and regulations and all applicable GLP to attempt to achieve their objectives consistent with industry standards. Optimer shall use commercially reasonable efforts to (i) perform in accordance with, maintain, and obtain any awarded, active, or future grants (including but not limited to any SBIR or other government grants) concerning research or development related to the research and development of Macrolide Antibiotics, Test Products, and/or Cempra Products (collectively, such grants, “Subject Grants”), (ii) ensure payment and receipt of all funds to be provided to Optimer under Subject Grants to the extent covering any of Optimer’s costs of performing of Optimer’s portion of the Research Program, and (iii) ensure that (a) all Optimer Improvements, Optimer Know-How, and results generated, in each case, under the Subject Grants, and all intellectual property rights appurtenant to the foregoing (including but not limited to Optimer Patents) shall be owned by Optimer and included in the licenses granted to Cempra hereunder, subject to any nonexclusive rights the United States government may have in any of the foregoing, by operation of law pursuant to the terms of such Subject Grants.

3.8 Acceptance. If, as set forth in the Work Plan, Cempra has responsibility for performing quality control and/or quality assurance testing on Macrolide Antibiotics and/or Test Products supplied by Optimer, Cempra shall have thirty (30) business days following its receipt of a shipment to confirm that such shipment meets the applicable Specifications. If, as set forth in the Work Plan, Optimer has responsibility for performing quality control and/or quality assurance testing on Macrolide Antibiotics and/or Test Products supplied by Optimer, Cempra shall be deemed to have accepted any delivery of Macrolide Antibiotics and/or Test Products supplied by Optimer unless Cempra gives Optimer written notice of its rejection within fifteen (15) business days of delivery, unless any defect in the Macrolide Antibiotics and/or Test Products could not have been identified by reasonable visual examination, in which event Cempra shall not be deemed to have accepted such Macrolide Antibiotics and/or Test Products until fifteen (15) business days after the date when such defect could first have been reasonably identified by Cempra. If Cempra reasonably rejects in whole or in part any nonconforming shipment at any time following its receipt thereof, Cempra shall provide Optimer written notice of such rejection within the applicable time period described above. If nonconforming Macrolide Antibiotics or Test Products are delivered to Cempra by Optimer in the course of the Research Program, Optimer shall, if and as elected by Cempra in its sole discretion (i) use commercially reasonable efforts to replace in a timely manner the nonconforming Macrolide Antibiotics or Test Products at no additional cost to Cempra or (ii) refund to Cempra any amounts paid to Optimer with respect to the manufacture or supply of such Macrolide Antibiotics or Test Products.

4. DEVELOPMENT AND COMMERCIALIZATION

4.1 Development Plan; Reports. The Development of Cempra Products shall be governed by a development plan developed by Cempra, in consultation with the Joint Steering Committee, subject to amendment at any time by Cempra, that describes the proposed overall program of Development (the “Development Plan”). Cempra shall engage, at its sole expense, a Scientific Advisory Board, which shall, during the Research Term, include one representative of Optimer, initially to be Yoshi Ichikawa, Ph.D., to review and comment on the Development Plan. During the Research Term, Optimer and the Joint Steering Committee shall have the right to comment and make suggestions with respect to the Development Plan; provided, however, that Cempra shall have the sole right and responsibility for determining the Development Plan for Cempra Products. Each Party shall conduct its Development of

Products in compliance in all material aspects with the requirements under all applicable laws, rules and regulations, including without limitation applicable GLP, GCP and GMP. Each Party shall keep the other Party and, during the Research Term, the Joint Steering Committee regularly informed on a semiannual basis via summary updates with respect to its material Development and Commercialization activities and those of its Affiliates and Third Party sublicensees. Such reports shall be the Confidential Information of a Party and subject to applicable provisions set forth in Article 8.

4.2 Regulatory Matters. Cempra shall have control of and be responsible for all regulatory applications, filings and communications with regulatory authorities regarding Cempra Products, including obtaining Regulatory Approval of Cempra Products, in any jurisdiction in the Territory. Cempra shall keep Optimer regularly informed of its efforts and progress with respect to regulatory matters and approvals on a semiannual basis. Cempra shall own all the Regulatory Filings it makes and Regulatory Approvals it obtains. Optimer shall have the right of access to such regulatory documents and material for its use in obtaining Regulatory Approval in ASEAN Countries (subject to any payment obligations under Sections 6.6 and 6.7). Optimer shall cooperate with Cempra in all such regulatory efforts as reasonably requested by Cempra and provide all reasonable assistance to Cempra. If and as requested by Cempra, Optimer shall be responsible, at the expense of Cempra, which expense shall be reasonable, documented, and agreed upon in advance by the parties, for preparing and providing to Cempra in a timely manner all documents and submissions that relate directly to the manufacturing of Cempra Product, as reasonably required for Regulatory Filings and Regulatory Approval of the Cempra Product in the Territory, including the CMC of any IND or NDA in electronic format, for filing by Cempra.

4.3 Manufacture and Supply. With respect to the Territory, and except as may otherwise be specified in the Work Plan and Budget, Section 3.5, or any separate clinical supply agreement entered into by the Parties, Cempra shall, as between the Parties, be responsible for the manufacture of clinical materials for each Cempra Product, and for the commercial supply of each Cempra Product, and for all costs associated therewith. Cempra shall use Diligent Efforts to make necessary Regulatory Filings to obtain, or cause a Third Party manufacturer to obtain, Regulatory Approval in the Territory for the manufacture of Cempra Products.

4.4 Development and Commercialization Costs. Cempra shall be responsible for all costs associated with its Development and Commercialization of the Cempra Products, including the manufacture, marketing and commercialization of such Cempra Products in the Field and in the Territory, provided that, notwithstanding the foregoing, Cempra’s only obligations to Optimer with respect to any such costs shall solely be as provided for in Section 3 and 4.2, or as otherwise agreed to by the parties in writing.

4.5 Third Party Commercialization. Subject to the terms and conditions set forth in Section 5.2, Cempra may utilize, at its discretion, Third Party contractors, distributors, marketing organizations, agents or sublicensees to research, develop, manufacture, supply, promote, market, distribute, and/or sell Cempra Products in one or more countries or jurisdictions in the Territory.

4.6 Pricing. Cempra shall be solely responsible for pricing and other terms of sale for Cempra Products.

4.7 Diligent Efforts; Decision Not to Develop.

(a) Cempra shall, itself and/or through its Affiliates and Third Party sublicensees, use Diligent Efforts to Develop and Commercialize Cempra Products in the Territory. In the event that Cempra makes a determination not to Develop and Commercialize at least one Cempra Product hereunder, Cempra shall promptly notify Optimer in writing of such determination in writing. If Cempra (itself or through its Affiliates or Third Party sublicensees) does not use Diligent Efforts as set forth in this Section 4.7(a), or if Cempra makes a determination not to further Develop and Commercialize at least one Cempra Product hereunder, then Optimer may terminate this Agreement in accordance with Section 9.3(a) below; provided, however, that if Cempra has notified Optimer in writing of a determination not to Develop and Commercialize at least one Cempra Product, then the cure period set forth in Section 9.3(a) shall not apply.

(b) Optimer shall, itself and/or through its Affiliates and Third Party sublicensees, use Diligent Efforts to develop and commercialize Products in ASEAN Countries. In the event that Optimer makes a determination not to Develop and Commercialize at least one Product hereunder in ASEAN Countries, Optimer shall promptly notify Cempra in writing of such determination in writing. If Optimer (itself or through its Affiliates or Third Party sublicensees) does not use Diligent Efforts as set forth in this Section 4.7(b), or if Optimer makes a determination not to further Develop and Commercialize at least one Product in ASEAN Countries hereunder, then Cempra may terminate this Agreement in accordance with Section 9.3(a) below; provided, however, that if Optimer has notified Cempra in writing of a determination not to Develop and Commercialize at least one Product in ASEAN Countries, then the cure period set forth in Section 9.3(a) shall not apply.

5. LICENSES AND RELATED RIGHTS

5.1 License to Cempra. Optimer hereby grants to Cempra and its Affiliates an exclusive license, with the right to sublicense as set forth in Section 5.2, under the Optimer Technology and the Optimer Improvements to make, have made, use, sell, offer for sale and import Macrolide Antibiotics, Test Products, and Cempra Products in the Field in the Territory. It is understood and agreed that Optimer retains the right under the Optimer Technology to conduct activities allocated to Optimer in the Research Program.

5.2 Cempra Sublicensing. Cempra and its Affiliates shall have the right to sublicense their rights under Section 5.1 to one or more Third Parties. Cempra shall promptly provide Optimer a written copy of each such sublicense (and each amendment thereto, if any), and in no event more than ten (10) days following its execution, provided that Cempra may redact any portions of such sublicenses (or amendments) disclosing sublicensees’ proprietary information, technology, or research and development plans as reasonably necessary to comply with any confidentiality provisions of such sublicense. Each sublicense shall be consistent with the terms and conditions of this Agreement. For purposes of this Agreement, a Third Party to whom Cempra or its Affiliate grants exclusive rights to market one or more Cempra Products in a given territory shall be deemed a “sublicensee” of Cempra hereunder for such territory.

5.3 [*]Intellectual Property. If Optimer licenses any rights to any Macrolide Antibiotics from [*] or any affiliate thereof during the term of this Agreement, it shall provide prompt written notice thereof to Cempra, identifying such licensed intellectual property, and, if and as elected by Cempra in writing its sole discretion, (i) Patents to which Optimer obtains rights under such a license shall be deemed included in Optimer Patents for purposes of this Agreement and (ii) Know-How to which Optimer obtains rights under such a license shall be deemed include in Optimer Know-How.

5.4 Optimer Rights in ASEAN Countries. Cempra hereby grants to Optimer and its Affiliates an exclusive license, with the right to sublicense as set forth in Section 5.5, in the Field under Cempra Patents and Cempra Know-How to make, have made, use, sell, offer for sale and import Optimer

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Products in ASEAN Countries, which license shall include a right of reference to all Regulatory Filings, Regulatory Approvals, and supporting data and documentation of Cempra with respect to Cempra Products.

5.5 Optimer Sublicensing. Optimer and its Affiliates shall have the right to sublicense their rights under Section 5.4 to one or more Third Parties. Optimer shall promptly provide Cempra a written copy of each such sublicense (and each amendment thereto, if any), and in no event more than ten (10) days following its execution, provided that Optimer may redact any portions of such sublicenses (or amendments) disclosing sublicensees’ proprietary information, technology, or research and development plans as reasonably necessary to comply with any confidentiality provisions of such sublicense. Each sublicense shall be consistent with the terms and conditions of this Agreement. For purposes of this Agreement, a Third Party to whom Optimer or its Affiliate grants exclusive rights to market one or more Optimer Products in a given territory shall be deemed a “sublicensee” of Optimer hereunder for such territory

5.6 Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The Parties agree that a Party that is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against the licensing Party (such Party, the “Involved Party”) under the U.S. Bankruptcy Code, the other Party (such Party, the “Noninvolved Party”) shall be entitled to a complete duplicate of or complete access to (as such Noninvolved Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided the Noninvolved Party continues to fulfill its payment or royalty obligations as specified herein in full. Such intellectual property and all embodiments thereof shall be promptly delivered to the Noninvolved Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefore by the Noninvolved Party, unless the Involved Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Involved Party upon written request therefor by the Noninvolved Party. The foregoing is without prejudice to any rights the Noninvolved Party may have arising under the U.S. Bankruptcy Code or other applicable law.

5.7 Disclosure of Information. Upon execution of this Agreement and thereafter during the term hereof, each party shall disclose to the other party, in confidence under the terms of Article 8 hereof, (a) all relevant Information as shall become available to it relating to the Macrolide Antibiotics, Test Products and Cempra Products, and (b) all relevant Information as shall become available to it relating to the safety and efficacy of each Macrolide Antibiotic, Test Product, and Cempra Product to the extent necessary or useful to develop or manufacture a Cempra Product. Optimer will use reasonable efforts to disclose to Cempra or, if and as requested by Cempra, to the FDA all relevant Information in its possession required for Cempra to register for sale or obtain approval for sale of each Cempra Product.

5.8 No Implied Licenses. Other than those rights and licenses expressly granted herein, no other rights or licenses are granted or shall be deemed granted under this Agreement by either Party.

6. FINANCIAL TERMS

6.1 Upfront Payment. Cempra shall issue Optimer one hundred four thousand one hundred sixty-six (104,166) shares of Cempra common stock ([*]% of total number of outstanding shares as determined on a fully-diluted basis as of the Effective Date), within thirty (30) after the Effective Date of this Agreement. The Cempra common stock issued to Optimer pursuant to this Section 6.1 shall not be subject to dilution until after Cempra closes on an Equity Investment (as defined below). Upon closing of an Equity Investment, Cempra shall issue Optimer additional shares of Cempra common stock sufficient to ensure that the total number of shares of Cempra common stock held by Optimer immediately following such Equity Investment equals the percentage of Cempra’s total number of outstanding shares (as calculated on a fully-diluted basis immediately following the Equity Investment) noted below:

Gross Proceeds to Cempra in Equity Financing	Percentage of Cempra Common Stock to be Held by Optimer

$[*] to $[*]	[*]%

$[*] to $[*]	[*]%

$[*] to $[*]	[*]%

$[*] to $[*]	[*]%

$[*] or more	[*]%

Following the first such issuance of additional shares, all shares issued to Optimer will be subject to dilution on a pari passu basis with the Cempra common stock held by other holders of Cempra common stock and Optimer shall not be entitled to any further shares of stock under this Section 6.1. For purposes of this Agreement, an “Equity Investment” shall mean Cempra’s issuance and sale of equity securities to venture capital, institutional, corporate, or private investors resulting in aggregate gross proceeds to Cempra of at least [*] [*]. The issuances of stock to Optimer under this Section 6.1 shall be done pursuant to separate Subscription Agreements, a form of which is attached hereto as Schedule 6.1(1), and the Cempra common stock held by Optimer shall be subject to a shareholders agreement, which shall initially be in the form of set forth at Schedule 6.1(2). Optimer agrees to enter into reasonable or customary agreements required by any future equity investors regarding subjecting Optimer’s shares of Cempra common stock to rights of first refusal and co-sale, such rights to terminate on an initial public offering of Cempra stock pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended.

6.2 Milestone Payments to Optimer.

(a) Cempra shall pay to Optimer a milestone payment (the “Phase 1 Milestone Payment”) in the amount of $500,000 upon Cempra’s, its Affiliate’s, or their sublicensee’s completion of the first Phase 1 Trial of a Cempra Product resulting in data reasonably sufficient to support the conduct of a Phase 2 Trial with respect to such Cempra Product (the “Phase 1 Milestone”), and the Phase 1 Milestone Payment shall be payable in cash or Cempra capital stock, as further described below. Cempra shall notify Optimer within thirty (30) days of its determination that a Phase 1 Milestone has occurred. Optimer shall indicate in writing, within ten (10) business days of such notice from Cempra, whether it

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

elects the Phase 1 Milestone Payment to be paid in cash or shares of Cempra capital stock having a Fair Market Value, as calculated as of the date the Phase 1 Milestone is achieved, equal to the Phase 1 Milestone Payment; in the absence of such election within such ten (10) business day period, Cempra shall be entitled to make such election in its sole discretion. The Phase 1 Milestone Payment shall be paid (or, if to be paid in Cempra capital stock, such stock shall be issued) no later than twenty (20) days after the earlier of (i) the date on which Optimer provides its written election, as described above, or (ii) the expiration of the ten (10) business day period referenced above. Only one Phase 1 Milestone Payment shall be payable by Cempra under this Agreement, regardless of the number of Cempra Products or indications therefor developed by Cempra, its Affiliates, or their sublicensees under this Agreement.

(b) Cempra shall pay to Optimer a milestone payment (each, a “Phase 2 Milestone Payment”) in the amount of $1,000,000 upon Cempra’s, its Affiliate’s, or their sublicensee’s completion of the first Phase 2 Trial of each Cempra Product resulting in data reasonably sufficient to support the conduct of a Phase 3 Trial with respect to such Cempra Product (the “Phase 2 Milestone”), and the initial Phase 2 Milestone Payment shall be payable in cash or Cempra capital stock, as further described below. Cempra shall notify Optimer within thirty (30) days of its determination that a Phase 2 Milestone has occurred. Optimer shall indicate in writing, within ten (10) business days of the initial such notice from Cempra, whether it elects the initial Phase 2 Milestone Payment to be paid in cash or shares of Cempra capital stock having a Fair Market Value, as calculated as of the date the initial Phase 2 Milestone is achieved, equal to the Phase 2 Milestone Payment; in the absence of such election within such ten (10) business day period, Cempra shall be entitled to make such election in its sole discretion. The initial Phase 2 Milestone Payment shall be paid (or, if to be paid in Cempra capital stock, such stock shall be issued) no later than twenty (20) days after the earlier of (i) the date on which Optimer provides its written election, as described above, or (ii) the expiration of the ten (10) business day period referenced above; all other Phase 2 Milestone Payments shall be paid in immediately available funds, pursuant to Section 6.9 below, no later than thirty (30) days following the achievement of such Phase 2 Milestone. Only one Phase 2 Milestone Payment shall be payable by Cempra under this Agreement with respect to each Cempra Product, regardless of the number of indications therefor developed by Cempra, its Affiliates, or their sublicensees under this Agreement.

(c) In addition to the Phase 2 Milestone Payments, in the event that (i) Cempra or an Affiliate thereof sublicenses rights for Development and Commercialization of a Cempra Product to a Third Party sublicensee and (ii) Cempra, an Affiliate, or such sublicensee completes a Phase 3 Trial of such Cempra Product resulting in data sufficient to support Regulatory Approval of such Cempra Product (the date upon which both of the foregoing have been achieved, the “Sublicensee Milestone”), then Cempra shall pay to Optimer (a) the following amounts with respect to each of the first two (2) Cempra Products to achieve the Sublicensee Milestone: (1) $[*] within thirty (30) days after each such Cempra Product achieves the Sublicensee Milestone (the “Initial Sublicensee Milestone Payments”) and (2) [*] percent ([*]%) of all Sublicensing Revenue, if any, received in excess of $[*] with respect to each such Cempra Product from the Third Party sublicensee(s) for such Cempra Product (to be paid to Optimer within thirty (30) days of Cempra’s receipt of each applicable payment of Sublicensing Revenue from such sublicensee(s)) (“Trailing Sublicensee Milestone Payments”) and, with respect to each of the subsequent two Cempra Products to achieve the Sublicensee Milestone, (b) $[*] within thirty (30) days after the date upon which such subsequent Cempra Product achieves the Sublicensee Milestone (“Subsequent Sublicensee Milestone Payments”; collectively, with all of the foregoing payments described in this subsection (c), the “Sublicensee Milestone Payments”). Cempra shall notify Optimer within thirty (30) days of each of the first four occurrences of the Sublicensee Milestone.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Notwithstanding anything to the contrary, (i) the Initial Sublicensee Milestone Payment shall only be payable by Cempra [*] under this Agreement, (ii) an Initial Sublicensee Milestone Payment shall not be due or payable under this Agreement with respect to a particular Cempra Product if the Initial Cempra Milestone Payment (as defined in Section 6.2(d) below) becomes due for such Cempra Product prior to the date upon which the applicable Initial Sublicensee Milestone Payment becomes due for such Cempra Product, (iii) the aggregate, combined, total number of Subsequent Sublicensee Milestone Payments and Subsequent Cempra Milestone Payments due under this Agreement shall be [*] (regardless of the number of Cempra Products or indications therefor), and (iv) a Subsequent Sublicensee Milestone Payment shall not be due or payable under this Agreement with respect to a particular Cempra Product if the Subsequent Cempra Milestone Payment (as defined in Section 6.2(d) below) becomes due with respect to such Cempra Product prior to the date upon which the Subsequent Sublicensee Milestone Payment becomes due with respect thereto. Except with respect to Trailing Sublicensee Milestone Payments, and notwithstanding anything to the contrary in this Agreement, the total possible combined aggregate amount due Optimer under this Section 6.2(c) and Section 6.2(d) below shall not exceed, and Cempra shall not be obligated to pay Optimer any amounts in excess of, $[*].

(d) In addition to the Phase 2 Milestone Payments, if, prior to the occurrence of a Sublicensee Milestone with respect to a Cempra Product, an [*] is obtained (the “Cempra Milestone”), Cempra shall pay Optimer (i) $[*] with respect to each of the first [*] Cempra Products to achieve the Cempra Milestone (the “Initial Cempra Milestone Payments”) and (ii) $[*] with respect to each of the subsequent two Cempra Products to achieve the Cempra Milestone (the “Subsequent Cempra Milestone Payments”; collectively, with the Initial Cempra Milestone Payment, the “Cempra Milestone Payments”) within, in each case, thirty (30) days of the first anniversary of such Cempra Product’s achievement of the Cempra Milestone.

Notwithstanding anything to the contrary, each Cempra Milestone Payment (i) shall only be payable by Cempra once under this Agreement with respect to a particular Cempra Product, regardless of the number of indications therefor, (ii) an Initial Cempra Milestone Payment shall not be due or payable under this Agreement with respect to a particular Cempra Product if an Initial Sublicensee Milestone Payment (as defined in Section 6.2(c) above) becomes due with respect to such Cempra Product prior to the date upon which the Initial Cempra Milestone Payment becomes due with respect to such Cempra Product, (iii) the aggregate, combined, total number of Subsequent Sublicensee Milestone Payments and Subsequent Cempra Milestone Payments due under this Agreement shall be [*] (regardless of the number of Cempra Products or indications therefor), and (iv) a Subsequent Cempra Milestone Payment shall not be due or payable under this Agreement with respect to a particular Cempra Product if the Subsequent Sublicensee Milestone Payment (as defined in Section 6.2(c) above) becomes due with respect to such Cempra Product prior to the date upon which the Subsequent Cempra Milestone Payment becomes due with respect thereto.

(e) As a condition to the issuance(s) of Cempra capital stock to Optimer pursuant to Sections 6.2(a) and/or 6.2(b), as applicable, Optimer shall enter into reasonable or customary agreements (including but not limited to subscription or purchase agreements) substantially consistent with those entered into by other holders of such shares of stock, including but not limited to investors, as applicable, and which may concern the issuance of such stock, voting provisions, and/or rights of first refusal and co-sale with respect to such shares.

6.3 Royalty Payments to Optimer. For the duration of the applicable Royalty Term for each Cempra Product, Cempra shall pay to Optimer the following royalty payments, subject to adjustment

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

as described in Sections 6.4 and 6.5, based on Net Sales of Cempra Products sold in the Territory by Cempra, its Affiliates, and their Third Party sublicensees:

(i) [*] percent ([*]%) of Net Sales for the first $[*] of aggregate worldwide Net Sales of Cempra Products sold by Cempra, its Affiliates, and their Third Party sublicensees in a particular calendar year; and

(ii) [*] percent ([*]%) of Net Sales for the portion, if any, of aggregate worldwide Net Sales of Cempra Products sold by Cempra, its Affiliates, and their Third Party sublicensees exceeding $[*] in a particular calendar year.

As an example of the royalty calculation contemplated above, if aggregate worldwide Net Sales of Cempra Products by Cempra, its Affiliates, and their Third Party sublicensees in a particular calendar year total $[*], Cempra shall owe Optimer $[*] under this Section 6.3 ([*]% × $[*] = $[*]; [*]% of $[*] = $[*]; $[*] + $[*] = $[*]).

6.4 Third Party Royalties on Cempra Products. In the event that:

(a) a Cempra Product is deemed by a final, unappealable decision of a court of competent jurisdiction to infringe a claim of a patent(s) owned or controlled by a Third Party in any given country of the Territory, and Cempra, an Affiliate thereof, or any sublicensee thereof licenses such patent(s) in settlement of such claims (“Cempra Infringement License”),

(b) Cempra, an Affiliate thereof, or any sublicensee of either of the foregoing determines that it is commercially, reasonably necessary or advisable to pay royalties to a Third Party to obtain a license to practice any Third Party’s rights in order to manufacture, use, Commercialize or Develop a Cempra Product in any given country of the Territory (“Cempra Necessary License”), or

(c) it would be useful to obtain a license to practice any Third Party’s rights that could improve, enhance, or modify a Cempra Product in any given country of the Territory (“Cempra Improvement License”), as determined reasonably and in good faith by Cempra, an Affiliate thereof, or any sublicense of either of the foregoing, then Cempra may deduct any fees, milestones or royalties paid for Cempra Infringement Licenses, Cempra Necessary Licenses and Cempra Improvement Licenses due to such Third Parties (or such amounts paid by Cempra, its Affiliate, or any sublicensee of either of the foregoing in settlement of such infringement action) (collectively, all of the foregoing, “Third Party Royalties”) from the royalties otherwise due to Optimer with respect to Net Sales; provided, however, that, notwithstanding the foregoing, the total amount due to Optimer under this Agreement with respect to Net Sales for Cempra Products sold by Cempra and its Affiliates any particular calendar quarter shall not be reduced by more than [*] percent ([*]%) as a result of any such deduction, and any amounts not deducted in a calendar quarter shall be carried forward for deduction in the subsequent calendar quarter(s), subject to such [*] percent ([*]%) limitation in each case.

6.5 Cempra Compulsory Licenses. Should a compulsory license be granted, or be the subject of a possible grant, to a Third Party under the applicable laws of any country in the Territory under the Optimer Patents and/or Optimer Know-How, or to any Cempra Product, the Party receiving notice thereof or otherwise becoming aware thereof shall promptly notify the other Party thereof, including any material information concerning such compulsory license, and the applicable royalty rate payable hereunder for sales of Cempra Products in such country will be adjusted to match any lower

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

royalty rate granted to such Third Party for such country with respect to the sales of such Cempra Products, subject to any adjustments pursuant to Section 6.4 above.

6.6 Milestone Payments to Cempra. For each of the first two Optimer Products to achieve the Optimer Milestone (as defined below), Optimer shall, within two (2) years of the earlier of (i) the First Commercial Sale of an Optimer Product in any ASEAN Country by Optimer, an Affiliate thereof, or any sublicensee of either of the foregoing or (ii) Regulatory Approval of an Optimer Product in any ASEAN Country, pay Cempra $1,000,000 with respect to such Optimer Product (the first to occur of the foregoing with respect to an Optimer Product, the “Optimer Milestone”). Such payment shall be due with respect solely to each of the first two (2) Optimer Products to achieve the Optimer Milestone. Optimer shall notify Cempra in writing within thirty days of each occurrence of the Optimer Milestone.

6.7 Royalties to Cempra. For the duration of the applicable Royalty Term for each Optimer Product, Optimer shall pay to Cempra the following royalty payments based on Net Sales of Optimer Products in ASEAN Countries by Optimer, its Affiliates, and their Third Party sublicensees:

(i) [*] percent ([*]%) of Net Sales for the first $[*] of aggregate worldwide Net Sales of Optimer Products by Optimer, its Affiliates, and their Third Party sublicensees in a particular calendar year; and

(ii) [*] percent ([*]%) of Net Sales for the portion, if any, of aggregate worldwide Net Sales of Optimer Products by Optimer, its Affiliates, and their Third Party sublicensees exceeding $[*] million in a particular calendar year.

As an example of the royalty calculation contemplated above, if aggregate Net Sales of Optimer Products in a particular calendar year total $[*], Optimer shall owe Cempra $[*] under this Section 6.7 ([*]% × $[*] = $[*]; [*]% of $[*] = $[*]; $[*] + $[*] = $[*]).

6.8 Third Party Royalties on Optimer Products. In the event that:

(a) a Optimer Product is deemed by a final, unappealable decision of a court of competent jurisdiction to infringe a claim of a patent(s) owned or controlled by a Third Party in any given country of the Territory, and Optimer, an Affiliate thereof, or any sublicensee thereof licenses such patent(s) in settlement of such claims (“Optimer Infringement License”),

(b) Optimer, an Affiliate thereof, or any sublicensee of either of the foregoing determines that it is commercially, reasonably necessary or advisable to pay royalties to a Third Party to obtain a license to practice any Third Party’s rights in order to manufacture, use, Commercialize or Develop an Optimer Product in any given country of the Territory (“Optimer Necessary License”), or

(c) it would be useful to obtain a license to practice any Third Party’s rights that could improve, enhance, or modify a Optimer Product in any given country of the Territory (“Optimer Improvement License”), as determined reasonably and in good faith by Optimer, an Affiliate thereof, or any sublicense of either of the foregoing, then Optimer may deduct any fees, milestones or royalties paid for Optimer Infringement Licenses, Optimer Necessary Licenses and Optimer Improvement Licenses due to such Third Parties (or such amounts paid by Optimer, its Affiliate, or any sublicensee of either of the foregoing in settlement of such infringement action) (collectively, all of the foregoing, “Third Party Royalties”) from the royalties otherwise due to Cempra with respect to Net Sales; provided, however, that, notwithstanding the foregoing, the total amount due to Cempra under this Agreement with respect to

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Net Sales for Optimer Products sold by Optimer and its Affiliates any particular calendar quarter shall not be reduced by more than [*] percent ([*]%) as a result of any such deduction, and any amounts not deducted in a calendar quarter shall be carried forward for deduction in the subsequent calendar quarter(s), subject to such [*] percent ([*]%) limitation in each case.

6.9 Optimer Compulsory Licenses. Should a compulsory license be granted, or be the subject of a possible grant, to a Third Party under the applicable laws of any country in the Territory under the Cempra Patents and/or Cempra Know-How, or to any Optimer Product, the Party receiving notice thereof or otherwise becoming aware thereof shall promptly notify the other Party thereof, including any material information concerning such compulsory license, and the applicable royalty rate payable hereunder for sales of Optimer Products in such country will be adjusted to match any lower royalty rate granted to such Third Party for such country with respect to the sales of such Optimer Products, subject to any adjustments pursuant to Section 6.8 above.

6.10 Payments and Payment Reports. Except as otherwise provided herein, all royalties and payments due under this Section 6 shall be paid within ninety (90) days of the end of the relevant calendar quarter for which the applicable Net Sales occur and/or revenues are received, subject, with respect to Net Sales, as applicable, by Third Party sublicensees, to any longer reporting periods which may be reasonably agreed to by Cempra, Optimer, or their Affiliates with respect to such sublicensees. Each royalty payment shall be accompanied by a statement stating (as applicable) the number, description, and aggregate Net Sales, by country, of each Product sold during the relevant calendar quarter by Cempra or Optimer, as applicable, and their respective Affiliates and Third Party sublicensees and detailing the calculation of royalties due for such calendar quarter, as well as, with respect to Cempra’s reporting obligations, an accounting of Sublicense Revenues received in the applicable calendar quarter.

6.11 Payment Method. Except with respect to any milestone payments due under Sections 6.2 (a) and (b) that are paid in Cempra stock in accordance therewith, all payments due under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party owed such payments. All payments hereunder shall be made in the legal currency of the United States of America.

6.12 Taxes. It is understood and agreed between the Parties that any payments made under Section 6.1, 6.2, or 6.6 of this Agreement are inclusive of any value added or similar tax imposed upon such payments. In addition, in the event any of the payments made by either Party (the “Paying Party”) pursuant to Article 6 become subject to withholding taxes under the laws of any jurisdiction, such amounts payable or, in the case of stock to be issued to Optimer pursuant to Sections 6.2(a) or (b), as applicable, shares issuable to the other Party (the “Paid Party”) shall be reduced by the amount of taxes deducted and withheld, and the Paying Party shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the Paid Party an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable the Paid Party to claim such payment of taxes. Any such withholding taxes required under applicable law to be paid or withheld shall be an expense of, and borne solely by, the Paid Party. The Paying Party will provide the Paid Party with reasonable assistance to enable the Paid Party to recover such taxes as permitted by law.

6.13 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country under such country’s applicable law, royalties accrued in that country shall be paid to a Party in the country in local currency by deposit in a local bank designated by such Party, unless the Parties otherwise agree.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.14 Sublicenses. For avoidance of doubt, the Parties agree that in the event that a Party grants licenses or sublicenses to Third Parties to sell Products, the licensing (or sublicensing) Party shall use commercially reasonable efforts to include in such licenses or sublicenses an obligation for the licensee or sublicense to account for and report its sales of Products on a basis reasonably sufficient to enable payment of royalties hereunder with respect to such sales as if such sales of the licensee or sublicensee were Net Sales of the applicable Party.

6.15 Foreign Exchange. Conversion of a Party’s Net Sales recorded in local currencies to U.S. dollars will be performed by such Party in a manner consistent with such Party’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates. Each Party shall notify the other of the conversion method(s) used by it for such purposes.

6.16 Interest. If either Party fails to make any payment when due to the other Party under this Agreement, then interest shall accrue on a daily basis at a rate equal to the thirty (30) day U.S. dollar LIBOR rate effective for the date that payment was due, as published by The Wall Street Journal. The obligation to pay interest on such late payments set forth herein shall not be construed to limit or restrict a Party’s right to terminate this Agreement in accordance with the terms and conditions of Section 9.3.

6.17 Records; Audits. Each Party shall keep or cause to be kept such records as are required to determine, in a manner consistent with generally accepted accounting principles in the United States, the sums or credits due under this Agreement, including, but not limited to Net Sales. At the request (and expense) of either Party, the other Party and its Affiliates and sublicensees shall permit an independent certified public accountant appointed by such Party and reasonably acceptable to the other Party, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than three (3) years prior to such Party’s request, the correctness or completeness of any royalty report or payment made under this Agreement. The Party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses a variance adverse to the Party requesting the audit of more than five percent (5%) from the amount of the original invoice, report, royalty or payment calculation, in which case the Party being audited shall bear the reasonable, documented cost of the performance of such audit. Each Party shall promptly pay to the other Party the amount of any underpayment of royalties revealed by an examination and review. Any overpayment by a Party of royalties or any other amount paid to the other Party revealed by an examination and review shall, in the overpaying Party’s sole discretion, (i) be fully-creditable against future payments under this Agreement or (ii) refunded to the overpaying Party within sixty (60) business days of its request.

7. Intellectual Property

7.1 General Principles.

(a) The Optimer Technology existing as of the Effective Date shall, subject to the rights granted under this Agreement, remain the sole property of Optimer and may be licensed by Optimer for any purpose that is not inconsistent nor in conflict with this Agreement.

(b) All right, title, and interest in any and all Know-How or Inventions generated, conceived or reduced to practice by employees, agents or independent contractors of Optimer or its Affiliates, solely or jointly with employees, agents or independent contractors of Cempra or any Affiliate thereof, in connection with the performance of Optimer’s obligations under this Agreement, or that relate to Cempra Products in any manner, except any such Know-How or Inventions that are generated using grant monies provided by the United States government to Optimer and which are, therefore, subject to the limitations and requirements of such grants with respect to such intellectual property (collectively, all of the foregoing, “Optimer Inventions”), and all right, title, and interest in all intellectual property rights appurtenant thereto, shall vest in Cempra, subject to the terms of the license grant set forth in Article 5 and Optimer’s ownership of the Optimer Technology and sole or joint ownership (as applicable) of Optimer Improvements. Optimer shall notify Cempra promptly in writing and in reasonable detail of any Optimer Inventions. Optimer hereby assigns all right, title, and interest to Optimer Inventions and all intellectual property rights appurtenant thereto to Cempra, and agrees to take all actions and execute all documents, and to cause its Affiliates, employees, agents, and independent contractors to execute all documents and take all actions, requested by Cempra to effect the purposes of the foregoing. Optimer hereby appoints Cempra as it attorney to effect on its behalf any assignment of the Optimer Inventions which Optimer has failed to make to Cempra within 7 days in accordance with the terms of this Section with the right but not the obligation to do any and all acts and things reasonably necessary to effect unconditionally such assignment including the right for Cempra to execute all deeds, documents or instruments and swear any oaths or declarations in the name of and on behalf of Optimer necessary for such purpose. Cempra’s appointment as attorney under this Section is given to secure Cempra’s interest in the Optimer Inventions and intellectual property rights appurtenant thereto and to secure the performance of Optimer’s obligations to assign the Optimer Inventions and intellectual property rights appurtenant thereto in the event of termination and such appointment shall be perpetual and irrevocable, notwithstanding Optimer entering into liquidation, being wound-up or dissolved or having a receiver, manager, administrator, administrative receiver or similar person appointed over any of its assets.

(c) Subject to Section 7.1(d) below, Optimer and Cempra shall each own any inventions conceived solely by its own employees or agents, other than those inventions that are Optimer Inventions (“Other Sole Inventions”), including but not limited to (i) Know-How, conceived or reduced to practice during the term of this Agreement or (ii) such inventions generated using grant monies provided by the United States government to Optimer and which are, therefore, subject to the limitations and requirements of such grants with respect to such intellectual property. Subject to Section 7.1(d) below, Cempra and Optimer shall each own an undivided one-half interest in any inventions conceived jointly by employees or agents of both Cempra and Optimer, other than those inventions that are Optimer Inventions (“Other Joint Inventions”), including but not limited to (i) Know-How conceived or reduced to practice during the term of this Agreement and (ii) such inventions generated using grant monies provided by the United States government to Optimer and which are, therefore, subject to the limitations and requirements of such grants with respect to such intellectual property. Subject to Sections 7.1(d), 7.2, and 7.3 below, each Party may use, protect, license and enforce its own Other Sole Inventions in its discretion. The determinations of inventorship, and each Party’s rights and interests with respect to Other Joint Inventions and jointly created Know-How relating to such Other Joint Inventions, shall be the same as provided with respect to patents under United States law, and in particular, subject in all cases to the provisions of this Agreement, either Party may exploit or grant licenses under such Other Joint Inventions and jointly created Know-How without a duty of accounting to the other Party.

(d) Notwithstanding anything to the contrary, the exclusive license granted in Section 5.1 above shall include rights to Optimer Improvements, Optimer’s rights in Other Joint Inventions and Other Sole Inventions, Optimer’s rights in all Patents claiming any of the foregoing, and Optimer’s rights in all Know-How related to all of the foregoing, subject to any nonexclusive rights the United States government may have in any of the foregoing, by operation of law pursuant to the terms of any applicable grants.

(e) Notwithstanding anything to the contrary, the exclusive license granted in Section 5.4 above shall include rights to Cempra’s rights in Other Joint Inventions and Other Sole Inventions, Cempra’s rights in all Patents claiming any of the foregoing, and Cempra’s rights in all Know-How related to all of the foregoing.

7.2 Patent Prosecution and Maintenance of Optimer Patents. Optimer shall be responsible for, and be obligated to the extent it is commercially reasonable to diligently pursue, or to cause Optimer’s licensors to diligently pursue, the preparation, filing, prosecution (including but not limited to, by conducting interferences, oppositions and reexaminations or other similar proceedings), maintenance (by timely paying all maintenance fees, renewal fees and other applicable fees and costs), and extension of Patents within the Optimer Patents (including but not limited to those claiming Optimer’s Other Sole Inventions). Optimer will regularly advise Cempra of the status of all pending Optimer Patent applications, including any related hearings or other proceedings, and, at Cempra request, will provide Cempra with copies of all documentation concerning such applications, including all correspondence to and from any Governmental Authority. Optimer shall consult with and obtain written consent from Cempra prior to abandoning any Optimer Patent, which consent shall not be unreasonably withheld, delayed, or conditioned. Optimer will solicit Cempra’s advice and review of such applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and will take into account Cempra’s reasonable comments related thereto. The costs of prosecution and maintenance of Optimer Patents shall be borne by Optimer.

7.3 Patent Prosecution and Maintenance of Cempra Patents. Cempra shall be responsible for, and be obligated to the extent it is commercially reasonable to diligently pursue, or to cause Cempra’s licensors to diligently pursue, the preparation, filing, prosecution (including but not limited to, by conducting interferences, oppositions and reexaminations or other similar proceedings), maintenance (by timely paying all maintenance fees, renewal fees and other applicable fees and costs), and extension of Patents within the Cempra Patents (including but not limited to those claiming Cempra’s Other Sole Inventions). Cempra will regularly advise Optimer of the status of all pending Cempra Patent applications, including any related hearings or other proceedings, and, at Optimer’s request, will provide Optimer with copies of all documentation concerning such applications, including all correspondence to and from any Governmental Authority. Cempra shall consult with and obtain written consent from Optimer prior to abandoning any Cempra Patent, which consent shall not be unreasonably withheld, delayed, or conditioned. Cempra will solicit Optimer’s advice and review of such applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and will take into account Optimer’s reasonable comments related thereto. The costs of prosecution and maintenance of Cempra Patents shall be borne by Cempra.

7.4 Patent Prosecution and Maintenance of Patents Claiming Other Joint Inventions. Subject to Sections 7.7 and 7.8, for Patents claiming Other Joint Inventions (“Joint Invention Patents”), Cempra will have, without prejudice to ownership, the first right to prepare, file and prosecute such Patent applications and maintain any resulting Patents; provided, however, that Cempra may request that Optimer undertake such responsibilities upon written notice to Optimer, and Optimer may agree to do so, in its sole discretion. If Optimer does not agree to undertake such responsibilities within ten (10) days of such request with respect to any such Patents, Cempra shall not have any further obligations to prosecute or maintain such Patents. Within nine (9) months after the filing date of a Patent application in respect of an Other Joint Invention, the Party filing such application will request that the other Party identify those non-priority, non-PCT (“foreign”) countries in which the other Party desires that the filing Party file corresponding Patent applications. Within thirty (30) days after receipt of such request, the other Party will provide to the filing Party a written list of such foreign countries in which the other Party wishes to effect corresponding foreign patent application filings. The Parties will then attempt to agree on the particular countries in which such applications will be filed, provided that in the event agreement is not reached, the issue shall be resolved pursuant to Section 12.3 (“Designated Foreign Filings”). Thereafter, the filing Party will effect all such Designated Foreign Filings in a timely manner. It is presumed unless otherwise agreed in writing by the Parties, that a corresponding PCT application will be filed designating all PCT member countries. Should the Party filing the priority application not agree to file or cause to be filed a Designated Foreign Filing, the other Party will have the right to effect such Designated Foreign Filing.

Regardless of which Party is responsible for preparation, prosecution and maintenance of a Joint Invention Patent, the Parties shall share equally all reasonable, documented costs and expenses incurred in connection with procuring Joint Invention Patents (including entering national phase in all agreed countries), including application preparation, filing fees, prosecution, maintenance and all costs associated with reexamination, oppositions and interference proceedings. The filing Party shall invoice the other Party for such costs and expenses, and the other Party will pay such invoices within thirty (30) days after receipt.

7.5 Cooperation. The Parties agree to cooperate in the preparation and prosecution of all Joint Invention Patent applications filed under Section 7.3, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the Other Joint Invention disclosed in such Joint Invention Patent applications, obtaining execution of such other documents which will be needed in the filing and prosecution of such Joint Invention Patent applications, and, as requested, updating each other regarding the status of such Joint Invention Patent applications. The Parties will reasonably cooperate to obtain any export licenses that might be required for such activities.

7.6 Disclosure. Each party shall make available to the other party in confidence all information in its possession necessary or expedient for the filing of Patents arising out of such party’s performance under this Agreement in all countries of the world.

7.7 Infringement. If in the opinion of either Party any issued Patent contained in the Optimer Patents has been infringed by a Third Party, such Party shall give to the other Party prompt written notice of such alleged infringement.

(a) Optimer Patents. With respect to any alleged infringement of any Optimer Patents with respect to the rights granted to Cempra under this Agreement, Cempra shall have the first and primary right, but not the obligation, to, in its sole discretion, to initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, on its behalf or in Optimer’s name, if necessary, with respect to such alleged infringement.

If, within [*] months of the notice above, Cempra (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not entered into settlement discussions with respect to such infringement, or if Cempra notifies Optimer that it has decided not to undertake any of the foregoing against any such alleged infringer, then Optimer shall then have the right to bring suit to enforce such Optimer Patents at its own expense. In any such litigation brought by Cempra, Cempra shall have the right to use and sue in Optimer’s name, and Optimer shall cooperate reasonably, as requested by Cempra and at Cempra’s expense (which expense shall be reasonable).

(b) Cempra Patents. With respect to any alleged infringement of any Cempra Patents with respect to the rights granted to Optimer under this Agreement, Optimer shall have the first and primary right, but not the obligation, to, in its sole discretion, to initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, on its behalf or in Cempra’s name, if necessary, with respect to such alleged infringement. If, within [*] months of the notice above, Optimer (i) shall have been unsuccessful in persuading the alleged

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not entered into settlement discussions with respect to such infringement, or if Optimer notifies Cempra that it has decided not to undertake any of the foregoing against any such alleged infringer, then Cempra shall then have the right to bring suit to enforce such Cempra Patents at its own expense. In any such litigation brought by Optimer, Optimer shall have the right to use and sue in Cempra’s name, and Cempra shall cooperate reasonably, as requested by Optimer and at Optimer’s expense (which expense shall be reasonable).

(c) Procedure. The Party pursuing or controlling any action against an alleged infringer pursuant to the foregoing (the “Controlling Party”) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action, provided, however, that (i) the Controlling Party shall consult with the other Party (the “Secondary Party”) prior to entering into any settlement thereof and (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) materially limits the scope, validity, or enforceability of any Optimer Patents (if Optimer is the Secondary Party) or Patents Controlled by Cempra (if Cempra is the Secondary Party), (2) subjects the Secondary Party to any non-indemnified liability or obligation, or (3) admits fault or wrongdoing on the part of Secondary Party must be approved in writing by Secondary Party, such approval not to be unreasonably withheld. Secondary Party shall provide the Controlling Party notice of its approval or denial of such approval within ten (10) business days of any request for such approval by the Controlling Party, provided that (i) in the event Secondary Party wishes to deny such approval, such notice shall include a written description of Secondary Party’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) Secondary Party shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such ten (10) business day period. Any recovery or damages received by the Controlling Party with respect to the infringement of a Party’s rights under this Agreement shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action, and the remainder shall be split [*] ([*]%) to Controlling Party and [*] percent ([*]%) to Secondary Party. Notwithstanding the foregoing, the Secondary Party, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding.

7.8 Infringement of Third Party Rights.

(a) If a claim is brought by a Third Party alleging patent infringement by Cempra, Optimer, their Affiliates, or their sublicensees with respect to the manufacture, use, sale, offer for sale or importation of Macrolide Antibiotics, Test Products, Cempra Products, or Optimer Products or any third party challenges the validity of any claims of any Optimer Patents or Cempra Patents, each Party will give prompt written notice to the other Party of such claim.

(b) As between the parties to this Agreement, Cempra shall have the first and primary right at its own expense to defend, control the defense of, and/or settle any such claim against Cempra, its Affiliates, or its sublicensees in the Territory, using counsel of its own choice. Cempra shall be free to enter into a settlement, consent judgment, or other voluntary disposition of such action, provided that any settlement, consent judgment or other voluntary disposition of such actions which (i) materially limits the scope, validity, or enforceability of patents included in the Optimer Patents, (ii) subjects Optimer to any nonindemnified liability, or (ii) admits fault or wrongdoing on the part of Optimer must be approved in writing by Cempra, such approval not being unreasonably withheld. Optimer shall provide Cempra notice of such approval or denial of such approval within ten (10) business days of any request for such approval by Cempra, provided that (i) in the event Optimer wishes to deny such approval, such notice shall include a written description of Optimer’s reasonable objections to the

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

proposed settlement, consent judgment, or other voluntary disposition and (ii) Optimer shall be deemed to have approved of such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such ten (10) business day period. Optimer agrees to cooperate with Cempra in any reasonable manner deemed by Cempra to be necessary in defending any such action. Cempra shall reimburse Optimer for any out of pocket expenses incurred in providing such assistance. Any recovery or damages received by Cempra in any action or settlement under this Section 7.7(b) with respect to the rights licensed to Cempra under this Agreement shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action, and the remainder shall be split [*] percent ([*]%) to Cempra and [*] percent ([*]%) to Optimer. Notwithstanding the foregoing, either Party, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding controlled by the other Party.

(c) As between the parties to this Agreement, Optimer shall have the first and primary right at its own expense to defend, control the defense of, and/or settle any such claim against Optimer, its Affiliates, or its sublicensees in any ASEAN Countries, using counsel of its own choice. Optimer shall be free to enter into a settlement, consent judgment, or other voluntary disposition of such action with respect to any ASEAN Countries, provided that any settlement, consent judgment or other voluntary disposition of such actions which (i) materially limits the scope, validity, or enforceability of any Patents owned or Controlled by Cempra, (ii) subjects Cempra to any nonindemnified liability, or (ii) admits fault or wrongdoing on the part of Cempra must be approved in writing by Cempra, such approval not being unreasonably withheld. Cempra shall provide Optimer notice of such approval or denial of such approval within ten (10) business days of any request for such approval by Optimer, provided that (i) in the event Cempra wishes to deny such approval, such notice shall include a written description of Cempra’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) Cempra shall be deemed to have approved of such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such ten (10) business day period. Cempra agrees to cooperate with Optimer in any reasonable manner deemed by Optimer to be necessary in defending any such action. Optimer shall reimburse Cempra for any out of pocket expenses incurred in providing such assistance. Any recovery or damages received by Optimer in any action or settlement under this Section 7.7(c) with respect to the rights licensed to Optimer under this Agreement shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action, and the remainder shall be split [*] percent ([*]%) to Optimer and [*] percent ([*]%) to Cempra. Notwithstanding the foregoing, either Party, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding controlled by the other Party.

7.9 Reimbursement. Each Party shall invoice the other Party for any reasonable, documented costs incurred that are to be borne by the other Party pursuant to this Article 7. Each Party shall pay the other Party such amounts within thirty (30) days of its receipt of any such invoice.

7.10 Trademarks. Cempra may, in its sole discretion, select trademarks for Cempra Products and shall own all such trademarks world-wide. To the extent Cempra pursues trademarks for Cempra Products, as between the parties, Cempra shall have the sole responsibility for the filing, prosecution and maintenance of registrations of product trademarks for Cempra Products, at its sole expense. Optimer shall not have any rights to any trademarks of Cempra under this Agreement; provided that, if it is commercially reasonable to do so, Cempra shall, at Optimer’s request, license such trademarks under a separate agreement to Optimer for use in the ASEAN Countries. Optimer may, in its sole discretion, select trademarks for Optimer Products and shall own all such trademarks world-wide. To the extent Optimer pursues trademarks for Optimer Products, as between the parties, Optimer shall have the sole

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

responsibility for the filing, prosecution and maintenance of registrations of product trademarks for Optimer Products, at its sole expense. Cempra shall not have any rights to any trademarks of Optimer under this Agreement; provided that, if it commercially reasonable to do so, Optimer shall, at Cempra’s request, license such trademarks under a separate agreement to Cempra for use in the Territory.

8. CONFIDENTIALITY

8.1 Treatment of Confidential Information. The Parties agree that during the Term, and for a period of five (5) years after the end of the Term, a Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (b) not disclose such Confidential Information to any Third Party without prior consent of the other Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

8.2 Exceptions. A Party shall not have the obligations set forth in Section 8.1 with respect to any portion of such Confidential Information that it can show by adequate documentation:

(a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b) was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party, as demonstrated by receiving Party’s written records;

(c) is subsequently disclosed to the receiving Party without obligation of confidentiality or limitation on use by a Third Party lawfully in possession thereof without obligation to keep it confidential;

(d) has been published by a Third Party; or

(e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information.

8.3 Authorized Disclosure. Notwithstanding Section 8.1, a Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances:

(a) filing or prosecuting Patents pursuant to Article 7;

(b) Regulatory Filings;

(c) prosecuting or defending litigation relating to Macrolide Antibiotics, Test Products or Products;

(d) complying with applicable laws and governmental regulations; and

(e) disclosure, in connection with the performance of this Agreement or exercise of the licenses or rights conveyed herein, to Affiliates, licensees, sublicensees, employees, consultants, or agents of either Party, each of whom prior to disclosure must be bound by substantially similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 8.

8.4 Terms of the Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to individuals or entities covered by 8.3(e) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 8. Disclosure of the terms of this Agreement (but not other Confidential Information received from the other Party) may also be made, under obligations of confidentiality and non use at least equivalent in scope to those set forth in this Article 8, to actual or potential bankers, lenders, investors, acquirors, acquisition targets, and strategic partners of either Party.

8.5 Publicity. The public announcement of the execution of this Agreement is set forth on Schedule 8.5 hereto. Each Party shall be entitled, in its sole discretion, to make public announcements regarding its Development and Commercialization of Products, subject to the other Party’s opportunity to review and comment with respect thereto provided below. In addition, either Party may make a public statement, including in analyst meetings, concerning the Agreement or the progress of the Test Products or Products where such statement is required by law, applicable stock exchange regulation or legal proceedings. In connection with any filing described in the foregoing sentence, such Party shall use commercially reasonable efforts to obtain confidential treatment of economic and trade secret information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder, and shall cooperate with each other with respect to all such disclosures. The Party that is required to or has otherwise decided to make a public statement pursuant permitted under this Section 8.5 will give the other Party reasonable advance notice of the text of any proposed statement so that the other Party will have the opportunity to comment upon the statement. Either Party may disclose any matter that has previously been publicly disclosed in accordance with this Section 8.5. Except as described above, neither Party will make any public announcement regarding the terms of or events related to the Agreement without the prior consent of the other Party.

8.6 Publications. Neither Optimer nor its employees, contractors or investigators shall publish or present any information, including without limitation the results of the Research Program or preclinical or clinical studies, with respect to any Macrolide Antibiotic, Test Product or Cempra Product without Cempra’s prior consent (which may be withheld in Cempra’s sole and final discretion), except as permitted under Section 8.3(d) or this Section 8.6. Optimer agrees to provide Cempra a copy of any such proposed publication or presentation at least 60 days prior to its submission for publication, and Cempra shall have 60 days in which to review the proposed publication or presentation for the purposes described below. Cempra may request in writing, and the Optimer shall agree to, (i) the deletion of any of Cempra’s Confidential Information, (ii) any reasonable changes requested by Cempra, consistent with scientific practice, or (iii) a delay of such proposed submission for an additional period, not to exceed ninety (90) days, in order to protect the potential patentability of any technology described therein. Cempra, at its election, shall be entitled to receive in any such publication an acknowledgment of its support of and involvement in the Research Program and its rights to Optimer Technology.

9. TERM AND TERMINATION

9.1 Term. This Agreement shall become effective on the Effective Date and shall continue on a Product-by-Product (Cempra Product or Optimer Product, as applicable) and country-by-country basis until the earlier of (1) the expiration of the Royalty Term with respect to the applicable Product (Cempra Product or Optimer Product, as applicable) in the applicable country; or (2) the effective date of termination pursuant to Section 9.2 or 9.3 (the “Term”). Upon expiration of this Agreement pursuant to clause (1) above with respect to a particular Product in a particular country, the Parties and their Affiliates shall have the perpetual, unrestricted, fully-paid, royalty-free world-wide right, with rights of sublicense, to make, use, sell, offer for sale, and import such Product in such country.

9.2 Termination by Cempra or Optimer. Cempra may terminate this Agreement at any time upon thirty (30) days prior written notice to Optimer. At any time following the end of the Research Term, Optimer may terminate this Agreement upon thirty (30) days prior written notice to Cempra. In either case, the effects of such termination shall be as further described in Section 9.4 below.

9.3 Mutual Termination Rights. Either Party will have the right to terminate this Agreement upon the following:

(a) It believes that the other Party is in material breach of this Agreement, in which case the non-breaching Party may deliver written notice of such material breach to the other Party, such notice to describe in detail the nature of such breach. The allegedly breaching Party shall have [*] days from receipt of such notice to cure such breach. Any such termination shall become effective at the end of such [*] period unless the breaching Party has cured any such breach or default prior to the expiration of such [*] period (or, if such default is capable of being cured but cannot be cured within such [*]-day period, the breaching Party has commenced and diligently continued actions to cure such default provided always that, in such instance, such cure must have occurred within [*] days after notice thereof was provided to the breaching Party by the non-breaching Party to remedy such default); or

(b) the other Party is generally unable to meet its debts when due, or makes a general assignment for the benefit of its creditors, or there shall have been appointed a receiver, trustee or other custodian for such Party for or a substantial part of its assets, or any case or proceeding shall have been commenced or other action taken by or against such Party in bankruptcy or seeking the reorganization, liquidation, dissolution or winding-up of such Party or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law, and any such event shall have continued for sixty (60) days undismissed, unstayed, unbonded and undischarged. In such circumstances, the other Party may, upon notice to such Party, terminate this Agreement, such termination to be effective upon such Party’s receipt of such notice.

9.4 Effects of Termination.

(a) Except as set forth in Sections 9.1, 9.4(b), 9.4(c), and 9.4(d), upon any termination of this Agreement, all licenses granted under this Agreement shall terminate, Cempra and its Affiliates shall cease Development and Commercialization of all Macrolide Antibiotics, Test Products and Cempra Products, and Optimer and its Affiliates shall cease development and/or commercialization of Optimer Products, provided that, notwithstanding the foregoing, each Party and its Affiliates shall have the privilege, subject to the payment of royalties as required under Section 6, of (i) completing the manufacture of any Products in the process of manufacture as of the effective date of such termination (the “Termination Date”), (ii) selling such Products and all finished Products in their possession or under their control as of the Termination Date for a period of one year following the Termination Date upon commercially reasonable conditions, and (iii) completing performance of all contracts entered into with third parties prior to the Termination Date (1) for the marketing, sale, or manufacture of Products or (2) requiring the use of Products or technology claimed in the Optimer Patents or Cempra Patents, as applicable, for a period of one year following the Termination Date. Notwithstanding any provision herein to the contrary, no termination of this Agreement by either Party shall be construed as a termination of any valid sublicense granted by the other Party, its Affiliates, or its sublicensees with respect to the rights granted under this Agreement. Upon termination of this Agreement by a Party each sublicense of rights granted to a Third Party by the other Party shall, to the extent not imposing obligations on the other Party in excess of those contained herein, be automatically assigned to such Party.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) If a Party terminates this Agreement in accordance with Section 9.2, then, at the other Party’s express election upon notice of termination, all licenses granted by the terminating Party to the non-terminating Party shall survive, in which event, the non-terminating Party’s obligations set forth in Article 4 and in Article 6 (including without limitation the obligation to pay to the terminating Party any milestone and/or royalty payments set forth in Article 6 and provide the reports set forth therein), the non-terminating Party’s rights under Section 7, and all other provisions of this Agreement applicable to the foregoing, other than Sections 1A, 2, and 3 (which shall terminate), shall survive. It is understood and agreed that following such a termination, the terminating Party shall retain the right to terminate the other Party’s remaining licenses and rights in accordance with Section 9.3, and the non-terminating Party shall retain the right to subsequently terminate its remaining licenses and rights under this Agreement pursuant to Section 9.2, in which event the applicable provisions of Section 9.4(a) shall apply.

(c) If Cempra terminates this Agreement in accordance with Section 9.3, then at Cempra’s express election upon notice of termination, all licenses and rights granted by Optimer to Cempra shall survive, in which event Cempra’s obligations set forth in Article 4 and in Article 6 (including without limitation the obligation to pay to Optimer the royalty and milestone payments set forth in Article 6 and provide the reports set forth therein), Cempra’s rights under Section 7, and all other provisions of this Agreement applicable to the foregoing, other than Sections 1A, 2, and 3 (which shall terminate), shall survive. It is understood and agreed that following such a termination, Optimer shall retain the right to terminate the remaining licenses and rights of Cempra in accordance with Section 9.3, and Cempra shall retain the right to subsequently terminate its remaining licenses and rights under this Agreement pursuant to Section 9.2, in which event the applicable provisions of Section 9.4(a) shall apply.

(d) If Optimer terminates this Agreement in accordance with Section 9.3, then at Optimer’s express election upon notice of termination, all licenses and rights granted by Cempra to Optimer shall survive, in which event Optimer’s obligations set forth in Article 4 and in Article 6 (including without limitation obligation to pay to Cempra the royalty and milestone payments set forth in Article 6 and provide the reports set forth therein), Optimer’s rights under Article 7, and all other provisions of this Agreement applicable to the foregoing, other than Sections 1A, 2, and 3 (which shall terminate), shall survive. It is understood and agreed that following such a termination, Cempra shall retain the right to terminate the remaining licenses and rights of Optimer in accordance with Section 9.3, and Optimer shall retain the right to subsequently terminate its remaining licenses and rights under this Agreement pursuant to Section 9.2, in which event the applicable provisions of Section 9.4(b) shall apply.

(e) Termination of this Agreement shall not terminate the obligations of a Party to make any payments then owing through the date of termination or the obligations of confidentiality imposed on either Party.

(f) The remedies set forth in this Article 9 are not exclusive, and shall not limit any other legal or equitable remedies that are available to the parties.

9.5 Survival. The following provisions shall survive any expiration or termination of this Agreement: Sections 5.6, 6.15, 7, 8, 9, 10, 11, 12 and 13, together with any sections referenced in such surviving provisions or necessary to give them effect.

10. REPRESENTATIONS AND WARRANTIES

10.1 General Representations and Warranties. Each Party represents and warrants to the other that, as of the date hereof:

(a) it is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any Governmental Authority having jurisdiction over it;

(d) it is aware of no action, suit or inquiry or investigation instituted by any governmental agency that questions or threatens the validity of this Agreement;

(e) all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party to enter into, or perform its obligations under, this Agreement have been obtained (provided, however, that the foregoing shall not be construed as a representation or warranty concerning governmental authorizations and non-infringement of intellectual property rights of Third Parties disclaimed in Section 10.3 below).

(f) it has not granted, and will not grant during the Term of the Agreement, any right to any Third Party that would conflict with the rights granted to the other Party hereunder. It has (or will have at the time the performance is due) maintained and will maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder;

(g) all products, materials and Information created by the Parties under this Agreement is current and accurate, is such Party’s original work (except for identified third-party materials), and, to such Party’s knowledge, will not infringe upon, violate or misappropriate any intellectual property right of any third party; and

(h) to the extent any third-party materials are incorporated in the products, such Party has obtained from such third party rights (if any) reasonably sufficient to enable the such Party to comply with this Agreement.

10.2 Optimer Representations and Warranties. Optimer represents, warrants, and covenants that:

(a) Optimer has not, and during the term of the Agreement will not, grant any right to any Third Party relating to Optimer Technology which conflicts with the rights granted to Cempra hereunder;

(b) During the Term, Optimer will not, without the prior written consent of Cempra, encumber the Optimer Patents or Optimer Know-How, respectively, with liens, mortgages, security interests or another similar interest that would give the holder the right to convert the interest into ownership, unless the encumbrance is expressly subject to the licenses herein;

(c) Optimer has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder;

(d) Optimer does not have any present knowledge from which it would reasonably conclude that the Optimer Patents are invalid or that their exercise would infringe patent rights of any Third Party;

(e) The Optimer Patents listed on Schedule 1.30 are, as of the Effective Date, the only patents or patent applications owned, controlled, or licensed by Optimer claiming Macrolide Antibiotics, Test Products, Cempra Products, Optimer Technology, or the manufacture, use or application of any of the foregoing.

(f) To the best of Optimer’s knowledge, each item included in the Optimer Patents that is registered, filed or issued under the authority of an appropriate governmental authority is and at all times has been in compliance with all legal requirements applicable thereto, and all filings, payments, and other actions required to be made or taken to maintain such item of Optimer Patents in full force and effect have been made by the applicable deadline. Furthermore, (1) no patent application or patent included in the Optimer Patents has been abandoned or allowed to lapse and (2) no provisional patent application included therein has expired without the filing of a nonprovisional patent application that claims the benefit of such provisional patent application.

(g) Optimer has, to the knowledge of Optimer’s executive management, furnished to Cempra all tangible manifestations of the Optimer Technology which Optimer owns or possesses as of the Effective Date;

(h) Optimer has taken commercially reasonable measures, using its good faith business judgment, to protect the confidentiality of the Optimer Know How;

(i) None of the Optimer Patents is the subject of any pending interference, opposition, cancellation or other protest proceeding;

(j) Optimer has no knowledge of any claim pending, threatened, or previously made alleging infringement or misappropriation of any patent, trade secret, or other intellectual property right of any Third Party relative to the Optimer Patents, the technology claimed therein, Optimer Know How, Test Products, Macrolide Antibiotics, or Cempra Products; and

(k) Optimer is not aware of any third party activities which would constitute misappropriation or infringement of the Optimer Technology (including but not limited to Optimer Patents);

(l) Optimer owns all right, title, and interest to all Optimer Technology, free and clear of any liens, claims, and encumbrances of any party, and none of the Optimer Technology has been obtained by Optimer pursuant to any license or other agreement with any third party;

(m) Optimer does not presently own or Control any rights to any trademarks, service marks, trade dress, or similar intellectual property rights with respect to Cempra Products or Macrolide Antibiotics.

10.3 Cempra Representations and Warranties. Optimer represents, warrants, and covenants that:

(a) Cempra has not, and during the term of the Agreement will not, grant any right to any Third Party relating to Cempra Patent, Cempra Product, or Cempra Know-How which conflicts with the rights granted to Optimer hereunder;

(b) During the Term, Cempra will not, without the prior written consent of Optimer, encumber the Cempra Patents or Cempra Know-How, respectively, with liens, mortgages, security interests or another similar interest that would give the holder the right to convert the interest into ownership, unless the encumbrance is expressly subject to the licenses herein; and

(c) Cempra has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder.

10.4 Disclaimer Concerning Technology. EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EXCEPT FOR THOSE SET FORTH IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, (A) BOTH PARTIES ACKNOWLEDGE AND AGREE THAT THE ACTIVITIES TO BE CONDUCTED UNDER THE RESEARCH PROGRAM ARE INHERENTLY UNCERTAIN AND, PROVIDED THAT EACH PARTY ENGAGES IN DILIGENT EFFORTS TO PERFORM ITS OBLIGATIONS HEREUNDER, THAT THERE ARE OTHERWISE NO ASSURANCES THAT THE PARTIES WILL SUCCESSFULLY SYNTHESIZE MACROLIDE ANTIBIOTICS MEETING THE SPECIFICATIONS SET FORTH BY CEMPRA AND OPTIMER JOINTLY OR IDENTIFY A TEST PRODUCT, OR SUCCESSFULLY CONDUCT OTHER ACTIVITIES CONTEMPLATED TO BE PERFORMED IN THE RESEARCH PROGRAM, OR THAT ANY MACROLIDE ANTIBIOTICS OR TEST PRODUCT WILL BE SUCCESSFULLY DEVELOPED AND COMMERCIALIZED BY CEMPRA AS A LICENSED PRODUCT, OR THAT REQUIRED GOVERNMENTAL APPROVALS IN CONNECTION WITH THE MANUFACTURE, CLINICAL DEVELOPMENT AND/OR COMMERCIALIZATION OF MACROLIDE ANTIBIOTICS, TEST PRODUCTS AND/OR LICENSED PRODUCTS CAN OR WILL BE OBTAINED; AND (B) EACH PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO THE CONTRARY.

11. INDEMNITIES

11.1 Mutual Indemnification. Subject to Section 11.2, each Party hereby agrees to indemnify, defend and hold the other Party, its Affiliates, its licensees, and its and their officers, directors, employees, consultants, contractors, sublicensees and agents (collectively, “Representatives”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation arising out of any such Claim (as defined in this Section 11.1), (collectively, “Damages”) resulting from claims, suits, proceedings or causes of action (“Claims”) brought by a Third Party against a Party or its Representatives based on: (a) material breach by the indemnifying Party of this Agreement, (b) breach of any applicable law, rule, or regulation by such indemnifying Party in connection with the performance of its obligations hereunder or the exercise of licenses or rights conveyed hereunder, (c) gross negligence or willful misconduct by such indemnifying Party, its Affiliates, or their respective employees, contractors or agents, (d) the indemnifying Party’s Development, Commercialization, manufacture, use or sale of Macrolide Antibiotics, Test Products, or Products, except, in each case, to the extent such Damages are subject to indemnification by the other Party under this Section 11.1.

11.2 Notification. In the event that any Third Party asserts a claim with respect to any matter for which a Party (the “Indemnified Party”) is entitled to indemnification hereunder (a “Third Party Claim”), then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby. Indemnifying Party may assume the complete control of the defense, compromise or settlement of any Third Party Claim (provided that any settlement of any Third Party Claim that (i) subjects Indemnified Party to any non-indemnified liability or (ii) admits fault or wrongdoing on the part of Indemnified Party will require the prior written consent of such Indemnified Party, provided such consent will not be unreasonably withheld), including, at its own expense, employment of legal counsel, and at any time thereafter Indemnifying Party will be entitled to exercise, on behalf of Indemnified Party, any rights which may mitigate the extent or amount of such Third Party Claim; provided, however, that if Indemnifying Party has exercised its right to assume control of such Third Party Claim, Indemnified Party (i) may, in its sole discretion and at its own expense, employ legal counsel to represent it (in addition to the legal counsel employed by Indemnifying Party) in any such matter, and in such event legal counsel selected by Indemnified Party will be required to reasonably confer and cooperate with such counsel of Indemnifying Party in such defense, compromise or settlement for the purpose of informing and sharing information with Indemnifying Party; (ii) will, at Indemnifying Party’s own expense, make available to Indemnifying Party those employees, officers, contractors, and directors of Indemnified Party whose assistance, testimony or presence is necessary or appropriate to assist Indemnifying Party in evaluating and in defending any such Third Party Claim; provided, however, that any such access will be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnified Party; and (iii) will otherwise fully cooperate with Indemnifying Party and its legal counsel in the investigation and defense of such Third Party Claim.

11.3 Exclusion of Damages. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, UNLESS SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 11.1 ABOVE OR EITHER PARTY’S LIABILITY FOR PATENT INFRINGEMENT OR BREACH OF SECTIONS 8 (CONFIDENTIALITY), 7 (INTELLECTUAL PROPERTY), 5.1 (WITH RESPECT TO CEMPRA’S BREACH THEREOF), OR 5.4 (WITH RESPECT TO OPTIMER’S BREACH THEREOF).

12. DISPUTE RESOLUTION

12.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation or arbitration. To accomplish this objective, the Parties agree that, in the event of any disputes, controversies or differences that may arise between the Parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof. If the matter is not resolved within thirty (30) days following the request for discussions, either Party may refer the matter to arbitration in accordance with Section 12.3 below. Notwithstanding the foregoing, each Party shall be entitled to seek appropriate injunctive relief in any court of competent jurisdiction (i) to preserve such Party’s rights pending resolution of arbitration proceedings under this Agreement, (ii) to avoid irreparable damages, or (iii) with respect to any matters concerning intellectual property rights or confidentiality.

12.2 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto,

shall be governed by and construed under the substantive laws of the State of California, without regard to conflicts of law rules that would provide for application of the law of a jurisdiction outside California.

12.3 Arbitration. Except as otherwise expressly provided herein, the Parties agree that any dispute not resolved internally by the Parties, within thirty (30) days after meeting pursuant to Section 12.1, shall be finally resolved, upon notice to the other Party by either Party, by binding arbitration in accordance with the provisions of this Section 12.3. The arbitration shall be conducted by the Judicial Arbitration and Mediation services, Inc. (“JAMS”) under its rules of arbitration then in effect, except as modified in this Agreement. Each Party shall select one (1) independent, neutral arbitrator experienced in the biotechnology/pharmaceutical industry, and the two (2) arbitrators so selected shall choose a third independent, neutral arbitrator experienced in the biotechnology/pharmaceutical industry. In the event a Party fails to select its such arbitrator within fifteen (15) business days of its receipt of the notice provided above, the other Party shall be entitled to select such arbitrator. The arbitrators shall use their best efforts to rule on each disputed issue within sixty (60) calendar days after completion of hearings on the matter(s) in dispute, and the arbitration decision(s) shall be rendered in writing to the Parties and must specify the basis(es) on which the decision(s) was(were) made. Such decision(s) shall be binding and not be appealable to any court in any jurisdiction. Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted in New York, New York. One or more of the Parties to any arbitration proceeding commenced under this Agreement shall be entitled, as a part of the arbitration award, to the costs and expenses (including reasonable attorneys fees and interest on any award) of investigating, preparing and pursuing an arbitration claim to the extent that the arbitrators award such costs and expenses, provided that, notwithstanding the foregoing, the Parties shall bear the costs and expenses incurred in connection with an arbitration under this section in inverse proportion to the award granted to each of them by the arbitrators.

13. MISCELLANEOUS

13.1 Entire Agreement; Amendment. This Agreement, including the exhibits attached hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties, including the Letter Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

13.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer, unless such force majeure specifically precludes the payment process.

13.3 Notices. Any notices, approvals, or consents required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, or by internationally recognized express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

For Optimer:	Optimer Pharmaceuticals, Inc. 10110 Sorrento Valley Rd., Suite C San Diego, CA 92121 FEIN: 33-0830300 Fax: (858) 909-0737 Attention: Michael N. Chang, President/CEO

For Cempra:	Cempra Pharmaceuticals Inc. 170 Southport Drive, Suite 500 Morrisville, NC 27560 Fax: (919) 467-1716 Attention: Dr. Prabha Fenandes, President/CEO

13.4 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

13.5 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

13.6 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior consent of the other; provided, however, that a Party may make such an assignment without the other Party’s consent (a) to an Affiliate or in conjunction with a merger, acquisition, or sale of all or substantially all of the business or assets of such Party to which this Agreement pertains, or (b) if such Party or its Affiliates is required to, or reasonably believes that it will be required to, divest any Product or a competing product in order to comply with law or the order of any Governmental Authority as a result of a merger or acquisition. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.6 shall be null and void and of no legal effect.

13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments (including without limitation patent assignments), and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, or in arbitration proceedings between the Parties as set forth in Article 12 of this Agreement, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

13.10 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

13.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

CEMPRA PHARMACEUTICALS INC.		OPTIMER PHARMACEUTICALS, INC.

BY:	/s/ Prabhavathi Fernandes	BY:	/s/ Michael N. Chang
NAME:	Prabhavathi Fernandes	NAME:	Michael N. Chang
TITLE:	President and CEO	TITLE:	CFO

Schedule 1.35

Optimer Patents

Macrolide Patent Estate

“Macrolides and Process for Their Preparation” 8024-006-PR	(3/10/2003)	Lapsed	Provisional	The application has converted to PCT application, 8024-006-WO.
“Novel Antibacterial Agents”, 8024-006-WO	WO2004080381/ 23-Sep-04 (3/5/2004)	Published	PCT	The application claims composition of matter comprising 14 membered macrolide triazole compounds and/or 14 membered macrolide compounds with novel suger or sugar mimic moieties at C5 position. The PCT application was published and has entered national phase in US, Europe and Canada.

8024-006-US	(9/9/2005)	Pending	US	Notice of Acceptance and Filing Receipt received on 1/12/06. Projected publication date 5/11/06.

8024-006-CA	(12/19/2005)	Pending	Canada

8024-006-EP	(1/11/2006)	Pending	Europe

Schedule 6.1(1)

Subscription Agreement

THE SECURITIES SUBJECT TO THIS SUBSCRIPTION AGREEMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

NAME OF PURCHASER:

OPTIMER PHARMACEUTICALS INC.

CEMPRA PHARMACEUTICALS, INC.

SUBSCRIPTION AGREEMENT

The undersigned (the “Purchaser”) hereby subscribes to and agrees to purchase shares of Common Stock (the “Shares”) of Cempra Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”). The purchase price hereunder shall be considered paid in full upon the execution by Purchaser of that certain Collaborative Research and Development and License Agreement dated March 31, 2006 (the “License Agreement”) between the Corporation and Purchaser, with consideration taking the form of the Purchaser’s agreement to perform certain obligations and grant of various intellectual property rights to the Corporation pursuant to such License Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Stock Subscription. The Purchaser hereby subscribes for shares of Corporation Common Stock. The Shares are being issued as consideration under the License Agreement.

Section 2. Representation and Warranties of the Purchaser. The Purchaser hereby represents, warrants and agrees as follows:

(a) The Purchaser is a resident of the State of California, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all the power and authority to enter into, and perform its obligations under this Subscription Agreement.

(b) That the transfer of securities contemplated hereby is made in reliance upon the Purchaser’s representation to the Corporation, which by its acceptance hereof the Purchaser hereby confirms, that the Shares to be received by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this Subscription Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person, or to any third person, with respect to any of the Shares.

(c) The Purchaser understands that the Shares have not been registered under the 1933 Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the 1933 Act, and that the Corporation’s reliance on such exemption is predicated in part on the Purchaser’s representations set forth herein. The Purchaser realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Purchaser has in mind merely acquiring the Shares for a fixed or determined period in the future, or for a market rise, or for sale if the market does not rise. The Purchaser does not have any such intention.

(d) The Purchaser represents that it is an “Accredited Investor” as such term is defined in Rule 501 or Regulation D promulgated under the Securities Act of 1933, as amended.

(e) The Purchaser represents that it is experienced in evaluating early-stage companies such as the Corporation, is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment. The Purchaser further represents that it has had access, during the course of the transactions and prior to its acquisition of Shares, to all such information as it deemed necessary or appropriate (to the extent the Corporation possessed such information or could acquire it without unreasonable effort or expense), and that it has had, during the course of the transactions and prior to its acquisition of Shares, the opportunity to ask questions of, and receive answers from, the Corporation concerning the terms and conditions of the offering and to obtain additional information (to the extent the Corporation possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to him or to which it had access.

(f) The Purchaser understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the 1933 Act, the Shares must be held indefinitely. In particular, the Purchaser is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Corporation. Such information is not now available and the Corporation has no present plans to make such information available. The Purchaser represents that, in the absence of an effective registration statement covering the Shares it will sell, transfer, or otherwise dispose of the Shares only in a manner consistent with its representations set forth herein.

(g) The Purchaser agrees that in no event will it make a transfer or disposition of any of the Shares (other than pursuant to an effective registration statement under the 1933 Act or, to the Corporation’s reasonable satisfaction, pursuant to Rule 144), unless and until (i) the Purchaser shall have notified the Corporation of the proposed disposition and shall have furnished the Corporation with a statement of the circumstances surrounding the disposition, and (ii) if requested by the Corporation, at the expense of the Purchaser or transferee, it shall have furnished to the Corporation an opinion of counsel, reasonably satisfactory to the Corporation, to the effect that such transfer may be made without registration under the 1933 Act.

(h) The Purchaser understands that each certificate representing the Shares will be endorsed with a legend substantially as follows:

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.”

(i) The Purchaser understands that no public market now exists for any of the securities issued by the Corporation and that there is no assurance that a public market will ever exist for the Shares.

Section 3. Indemnity. The Purchaser will indemnify the Corporation, its officers, directors, shareholders, employees and agents against any losses or damages suffered by any of them as a result of the failure of the above representations and warranties to be true or the failure of the Purchaser to comply with the agreements set forth herein.

Section 4. Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to the Purchaser as follows:

(a) The Corporation is a corporation duly organized and validly existing under the laws of the State of Delaware. The Corporation has the requisite corporate power to own and operate its properties and assets, and to carry on its business as currently conducted.

(b) The Corporation has a requisite legal and corporate power to: (i) execute and deliver this Subscription Agreement; and (ii) to carry out and perform its obligations under this Subscription Agreement.

(c) [The Corporation has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any other corporation, association or business entity.](1)

(1)	This subsection shall be subject to deletion or revision with respect to issuances made following the Effective Date of the License Agreement as necessary to reflect the facts as they exist as of such date of such issuance.

(d) [The authorized capital stock of the Corporation consists of shares of Common Stock, of which shares are issued and outstanding prior to the sale of the stock contemplated hereunder. Other than as set forth above and except for the transactions contemplated by this Agreement and the License Agreement, there are no other outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Corporation of any of the Corporation’s securities.](2)

(2)	This subsection shall be subject to revision with respect to issuances made following the Effective Date of the License Agreement as necessary to reflect the facts as they exist as of such date of such issuances.

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(e) The outstanding shares of the capital stock of the Corporation are duly and validly issued, fully paid and non-assessable. The Shares, issuable upon execution of the License Agreement, shall, upon the terms of the License Agreement, be duly and validly issued, fully paid and non-assessable.

(f) The Corporation is not, and will not be by virtue of entering into, and performing its obligations under, this Agreement, in violation of any term of the Corporation’s Certificate of Incorporation, Bylaws or contractual undertakings or the provisions of any material agreement, mortgage, indenture, contract, lease agreement, instrument, judgment or decree to which the Corporation is a party or by which it is bound.

(g) There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Corporation, currently threatened against the Corporation or its properties before any court or governmental body.

(h) No representation or warranty by the Corporation in this Agreement, or in connection with the execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or necessary to make any statement not misleading.

Section 5. Lock-Up Agreement. The Purchaser agrees, in connection with the first registration with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, of the public sale of the Corporation’s Common Stock upon request of the Corporation or any underwriters managing such offering, not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any such securities of the Corporation (other than those included in the registration) or the economic risk of the ownership thereof without the prior written consent of the Corporation or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as the Corporation or the underwriters, as the case may be, shall specify; provided each officer and director of the Corporation and all other holders of at least 5% of the Corporation’s voting securities will agree to the same restriction. Each such recipient agrees that the Corporation may instruct its transfer agent to place stop-transfer notations in its records to enforce this paragraph.

Section 6. Miscellaneous

6.1 Amendment. This Subscription Agreement may be amended only by written agreement among Purchaser and the Corporation.

6.2 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made in this Subscription Agreement, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof.

6.3 Further Assurances. All parties agree to execute any additional documents necessary to carry out the purposes of this Subscription Agreement.

6.4 Notices. All demands, notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered, if given or delivered by hand, overnight delivery service or by facsimile (with confirmed receipt), or three (3) days after being mailed, if mailed, by first class, registered or certified mail, postage prepaid, to the applicable address established under Section 13.3 of the License Agreement.

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6.5 Governing Law; Successors and Assigns. This Subscription Agreement shall be governed by the laws of the State of North Carolina. The rights and benefits of this Subscription Agreement shall inure to the benefit of, and be enforceable by, the successors and assigns of the parties.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of this     day of 200  .

CORPORATION:

CEMPRA PHARMACEUTICALS, INC.

By:
Name:
Title:

PURCHASER:

OPTIMER PHARMACEUTICALS INC.

Name:
Title:

6

Schedule 6.1(2)

Shareholders Agreement

AGREEMENT TO JOIN AS A PARTY TO STOCKHOLDERS AGREEMENT

OF CEMPRA PHARMACEUTICALS, INC.

THIS AGREEMENT (the “Agreement”) dated as of March 31, 2006 is between CEMPRA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and

OPTIMER PHARMACEUTICALS, INC. (the “New Stockholder”).

WITNESSETH:

WHEREAS, the Company and certain holders of capital stock of the Company (the “Existing Stockholders”) are parties to Stockholders Agreement, dated as of January 11, 2006, a copy of which is attached hereto as Exhibit A (the “Stockholders”);

WHEREAS, pursuant to that certain Collaborative Research and Development and License Agreement and Subscription Agreement between the parties, each dated March 31, 2006, New Stockholder has received one hundred four thousand one hundred sixty-six (104,166) shares of the Company’s Common Stock, $.0001 par value (the “New Shares”); and

WHEREAS, Section 5.12 of the Stockholders Agreement permits any party who acquires shares of the Company’s capital stock to become party to the Stockholders Agreement in the form of a joinder agreement whereby such party agrees to be bound and subject to the terms of the Stockholders Agreement with respect to such shares held by such Company stockholder; and

WHEREAS, the New Stockholder must join as party to the Shareholders Agreement in connection with their receipt of the New Shares.

NOW, THEREFORE, in consideration of the issuance of New Shares to New Stockholder and for the premises, the covenants of the parties set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

1. The undersigned New Stockholder hereby joins as party to and thereby agrees to be bound by the terms and conditions of the Stockholders Agreement, effective as of the date hereof.

2. The Company hereby consents to New Stockholder joining as party to the Stockholders Agreement.

3. For all purposes under the Stockholders Agreement the New Stockholder shall be deemed a “Stockholder” and the New Shares shall be deemed to be “Shares.”

4. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina.

5. This Agreement may be executed in one or more counterparts.

[The Next Page is the Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

OPTIMER PHARMACEUTICALS, INC.

By:
Name:
Title:

CEMPRA PHARMACEUTICALS, INC.

By:
Name:
Title:

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EXHIBIT A

Stockholders Agreement

CEMPRA PHARMACEUTICALS, INC.

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) is made as of this 11th day of January, 2006, by and among Cempra Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the persons owning shares of the capital stock of the Company listed on the Schedule of Stockholders attached hereto as Exhibit A (and any additional stockholder named in any amendment to Exhibit A, referred to herein individually as a “Stockholder” and collectively as the “Stockholders”).

ARTICLE 1 RECITALS

1.1 The Stockholders are collectively the owners of all the issued and outstanding capital stock of the Company (the “Shares”), as indicated on Exhibit A (which shall be amended from time to time to reflect purchases or transfers of Shares).

1.2 The Company and the Stockholders realize that, in the event of the death or termination of employment of one of the Stockholders, or the sale, transfer or encumbrance of his/its stock in the Company during his/its lifetime, should the stock of the Company owned by such Stockholder pass into the ownership or control of a person or entity other than the remaining Stockholders, it would tend to disrupt the harmonious and successful management and control of the Company.

1.3 It is the earnest desire of the Company and the Stockholders to avoid the happening of any such unfortunate contingencies by assuring to the remaining Stockholders a succession to the ownership and control of the Company through the acquisition of the stock of a Stockholder at the time of his death, termination of employment or prior to the sale or encumbrance of such Stockholder’s stock.

In consideration of the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 2 TRANSFER OF SHARES

2.1 Prohibited Transfers. No Stockholder shall sell, assign, transfer or dispose of all or any of his/its Shares except in compliance with the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, any Stockholder may transfer without the necessity of prior approval all or any of his/its Shares by way of gift to his spouse, to any of his lineal descendants or ancestors, or to any trust for the benefit of any one or more of such Stockholder, his spouse or his lineal descendants or ancestors. The Company shall not be required to transfer on its books any capital stock transferred in violation hereof or to treat any transferee of capital stock transferred in violation hereof as an owner or Stockholder.

2.2 Right of First Refusal on Dispositions.

(a) If at any time a Stockholder (a “Selling Stockholder”) desires to sell or otherwise transfer all or any part of his Shares pursuant to a bona fide offer from a third party (the “Proposed Transferee”), the Selling Stockholder shall submit a written offer (the “Offer”), by delivering the Offer to the Company and the other Stockholders, to sell such Shares (the “Offered Shares”) to the Company on terms and conditions, including price, not less favorable than those on which the Selling Stockholder proposes to sell such Offered Shares to the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the number of Offered Shares proposed to be sold, the total number of Shares owned by the Selling Stockholder, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale.

(b) If the Company does not purchase all of the Offered Shares within 30 days after receipt of notice of an Offer (the “Option Period”), then the other Stockholders shall have a 30-day right, beginning on the day after the expiration of the Option Period, to purchase all such Offered Shares, on the terms and conditions disclosed in the Offer (the “Second Option Period”), on a pro-rata basis based on the total Shares owned by all Stockholders electing to purchase the Offered Shares. Upon the expiration of the Second Option Period or the express rejection of the Offer by both the Company and other Stockholders, whichever occurs earlier, the Selling Stockholder may sell all of the Offered Shares to the Proposed Transferee at any time within 90 days after such time, subject to the provisions of Section 2.3. Any such sale shall be to the Proposed Transferee, at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Offer. Any remaining Offered Shares not sold within such 90-day period shall again be subject to the requirements of a prior offer pursuant to this Section 2.2. If Offered Shares are sold pursuant to this Section 2.2 to any purchaser who is not a party to this Agreement, the purchaser of such Offered Shares shall execute a counterpart of this Agreement as a precondition of the purchase of such Offered Shares and any Offered Shares sold to such purchaser shall continue to be subject to the provisions of this Agreement, including, without limitation, the provisions of Article II.

2.3 Right of Participation in Sales.

(a) If at any time a Stockholder desires to sell any Shares owned by him to a Proposed Transferee, and those Shares to be transferred have not been purchased by the Company or other Stockholders under Section 2.2, each of the other Stockholders (other than those who have elected to purchase Shares pursuant to Section 2.2) shall have the right to sell to the Proposed Transferee, as a condition to such sale by the Selling Stockholder, at the same price per share and on the same terms and conditions as involved in such sale by the Selling Stockholder, a pro rata portion of the amount of Shares proposed to be sold to the Proposed Transferee. The “pro rata portion” of Shares which a Stockholder shall be entitled to sell to the Proposed Transferee shall be that number of Shares as shall equal the number of Offered Shares proposed to be sold to the Proposed Transferee multiplied by a fraction, the numerator of which is the aggregate of all shares of Common Stock (including shares issuable upon conversion or exercise of Preferred Stock, warrants, options or other convertible securities held by such person) which are then held by the Participating Stockholder (as defined below), and the denominator of which is the aggregate of all shares of Common Stock (including shares issuable upon conversion or exercise of Preferred Stock warrants, options or other convertible securities) which are then held by the Selling Stockholder and all Stockholders wishing to participate in any sale under this Section 2.3.

(b) Each Stockholder who wishes to make a sale to a Proposed Transferee which is subject to this Section 2.3 shall, after complying with the provisions of Section 2.2, give to each other Stockholder notice of such proposed sale, and stating that all Offered Shares were not purchased pursuant to the Offer as discussed in Section 2.2. Such notice shall be given at least 20 days prior to the date of the proposed sale to the Proposed Transferee. Each other Stockholder wishing to participate in such sale (a “Participating Stockholder”) shall notify the Selling Stockholder in writing of such intention within 15 days after such Participating Stockholder’s receipt of the notice described in the preceding sentence.

(c) The Selling Stockholder and each Participating Stockholder shall sell to the Proposed Transferee all, or at the option of the Proposed Transferee, any part of the Shares proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those in the notice provided by the Selling Stockholder under Section 2.3(b) above; provided, however, that any purchase of less than all of such Shares by the

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Proposed Transferee shall be made from the Selling Stockholder and each Participating Stockholder pro rata based upon the relative number of the Shares that the Selling Stockholder and each Participating Stockholder is otherwise entitled to sell pursuant to Section 2.3(a).

(d) If any Shares are sold pursuant to this Section 2.3 to any purchaser who is not a party to this Agreement, the purchaser of such Shares shall execute a counterpart of this Agreement as a precondition to the purchase of such Shares and such Shares shall continue to be subject to the provisions of this Agreement.

2.4 Transferee Restrictions. Any transferee of capital stock under this Agreement must become a party to this Agreement by executing any instruments or documents that may be deemed necessary or advisable by counsel to the Company to make such transferee a party to this Agreement, or such transfer shall be deemed null and void. If and when all the capital stock of the Selling Stockholder shall have been transferred in accordance with the terms and conditions of this Agreement, such person shall cease to be a Stockholder under this Agreement.

ARTICLE 3 VOTING OF SHARES

3.1 Election of Directors. In any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), each Stockholder shall vote or cause to be voted all Shares (as defined in Section 4 below) owned by him or it, or over which he or it has voting control, and to otherwise use his or its best efforts to elect:

(a) Four (4) designees of Prabhavathi Fernandes, Ph.D.; and

(b) any additional designee or designees approved by Prabhavathi Fernandes, Ph.D.

3.2 Vacancies. Any vacancy in the office of a director shall be filled by either (a) a unanimous vote of the Board of Directors, or (b) in the manner specified in Section 3.1 hereof.

3.3 Definition of Shares. The term “Shares” shall mean and include any and all shares of Common Stock and/or shares of Preferred Stock of the Company by whatever name called, which carry voting rights (including voting rights which arise by reason of default) and shall include any shares now owned or subsequently acquired by a Stockholder, however acquired, including without limitation by stock splits and stock dividends.

3.4 Size of Board. The Stockholders shall vote or cause to be voted (whether by actual vote or by written consent), all shares owned by him, her or it, or over which he, she or it has voting control, and to otherwise use his, her or its best efforts to ensure that the size of the Company’s Board of Directors shall be set at four members, unless otherwise agreed to by Prabhavathi Fernandes, Ph.D..

ARTICLE 4 TERMINATION AND REVOCATION

4.1 Termination. This Stockholders’ Agreement shall continue in effect as long as at least two of the Stockholders are living or in existence and own shares of the Company’s capital stock, and shall terminate upon (i) the death of one of the last remaining two Stockholders and the consummation of the transfer to, and payment for, his shares by the last remaining Stockholder or the Company, as the case may be, (ii) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or other transaction, or (iii) the closing of the Company’s initial public offering covering the offer and sale of its Common Stock for the account of the Company.

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4.2 Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked, except in accordance with the amendment provisions of Section 5.8 hereof.

ARTICLE 5 MISCELLANEOUS

5.1 Restrictive Legend. All certificates representing Shares owned or hereafter acquired by the Stockholders or any permitted transferee of any Stockholder bound by this Agreement shall have affixed thereto a legend substantially in the following form:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND PROVISIONS OF A STOCKHOLDERS AGREEMENT BY AND AMONG THE COMPANY AND ITS STOCKHOLDERS, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SUCH AGREEMENT. A COPY OF THE STOCKHOLDERS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE SECRETARY OF THE COMPANY.

5.2 Action as Director. No party hereto who is or may become a director of the Company either agrees or implies that he will exercise his actions as a director in any manner other than in accordance with his considered judgment at such time with respect to the best interests of the Company and all of its stockholders.

5.3 Transferees; Binding Effect. This Agreement shall be binding upon the Stockholders and their respective heirs, executors, administrators, legal representatives, successors and assigns.

5.4 Severability. The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect.

5.5 Specific Enforcement. Each Stockholder expressly agrees that other Stockholders and the Company may be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any Stockholder, the other Stockholders and the Company shall, in addition to all other remedies, each be entitled to apply for a temporary or permanent injunction, and/or a decree for specific performance, in accordance with the provisions hereof.

5.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina.

5.7 Notices. Any and all notices or elections permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice or election and shall be delivered personally, or sent by registered or certified mail, return receipt requested, to the other parties at their respective addresses shown below.

5.8 Complete Agreement; Amendments. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. No amendment, modification or termination of any provision of this Agreement shall be valid unless in writing and signed by each of the parties hereto.

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5.9 Pronouns. Whenever the content may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice-versa.

5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one Agreement binding on all the parties hereto.

5.11 Captions. Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

5.12 Additional Stockholders. Any parties who acquire shares of the Company’s capital stock after the date hereof who as a condition of such acquisition are required to become party to this Agreement, may do so by executing a form of joinder agreement whereby such party agrees to be bound and subject to the terms of this Agreement with respect to the Shares held by such Company stockholder. Upon execution of such joinder agreement, Exhibit A shall be amended to reflect the addition of such stockholders and its Shares.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

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IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first above written.

THE COMPANY:

CEMPRA PHARMACEUTICALS, INC.

By:
Name:
Title:

THE STOCKHOLDERS:

(SEAL)

(SEAL)

(SEAL)

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EXHIBIT A

SCHEDULE OF STOCKHOLDERS

Founders	Number of Shares of Common Stock
Prabhavathi Fernandes, Ph.D.	1,200,000
Cindy Ingram	400,000
Elizabeth Cali Cutrone Downs	400,000
Optimer Pharmaceuticals, Inc.	104,166

TOTAL:	2,104,166

Schedule 8.5

Press Release

[LOGO]

FOR IMMEDIATE RELEASE

Cempra Pharmaceuticals, Inc.

Prabhavathi Fernandes, Ph.D.

+ 1 919 467 1716

CEMPRA PHARMACEUTICALS RECEIVES EXCLUSIVE RIGHTS FROM OPTIMER PHARMACEUTICALS FOR ITS MACROLIDE ANTIBACTERIAL PROGRAM

MORRISVILLE, NC April 4, 2006 Cempra Pharmaceuticals, Inc. announced that Optimer Pharmaceuticals has granted to Cempra exclusive worldwide rights (except ASEAN countries) to patents and know-how related to its macrolide/ketolide antibacterial program. Cempra has licensed rights to discover, develop and commercialize drugs based on the class of compounds called macrolides and ketolides. Optimer will receive an equity position in Cempra, as well as royalties and milestone payments from any drugs and drug candidates developed and/or co-developed by Cempra. The license includes joint drug discovery and development activities at both companies.

Included in the license agreement are several pre-clinical compounds in addition to ground-breaking chemistry technology for creating the next generation of macrolides and ketolides. Pre-clinical candidates derived from this technology have been shown to possess potent activity against multi-drug resistant Streptococcus pnuemoniae and Streptococcus pyogenes. The most advanced lead, is orally active with potent efficacy in animal models after once-a-day administration. This lead will be initially developed for respiratory tract infections in adults and children, including sinusitis, pharyngitis, and community acquired mild to moderate pneumonia.

“We are extremely happy that Optimer has chosen to license their macrolide patents and know-how to Cempra Pharmaceuticals to develop and commercialize new macrolides that could be useful in the armamentarium for treating drug resistant bacteria” said Prabhavathi Fernandes, Ph.D., Cempra’s President and Chief Executive Officer. She added, “This license will be the founding stone of Cempra and will allow us to build a company focused on developing a portfolio of antibacterial compounds.”

Dr. Michael Chang, President and CEO of Optimer said “Optimer is enthusiastic about this opportunity to move some of our earlier stage programs forward. Cempra has recruited leaders in antibacterial drug discovery and development and by licensing these macrolides to Cempra, we are enhancing the potential to realize value from our macrolide program as we focus our resources on other later stage products.”

About Macrolide Antibiotics

Macrolides such Clarithromycin, Azithromycin and Telithromycin are favored by physicians and pediatricians for use in upper and lower respiratory tract infections where the primary pathogens could be S. pneumoniae, S. aureus, S. pyogenes, H. influenzae, M. catarrhalis, and Legionella pneumophila. Macrolides are also used to treat Helicobater pylori gastritis. Many of these pathogens are now resistant to currently available macrolides.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. in San Diego, California (www.optimerpharma.com), a privately held biotechnology company and leader in carbohydrate chemistry, has a strong portfolio of late-stage anti-infective products. Older generation antibiotics were mostly derived from natural products and these antibiotics have key sugar components that contribute to their antibacterial properties. The sugar components of antibiotics have been generally beyond the reach of medicinal chemistry. Optimer has applied its unique sugar chemistry technology to modify regions of macrolides and ketolides that could not be addressed previously, discovering new antibiotics that are effective against drug-resistant bacteria.

About Cempra Pharmaceuticals

Cempra Pharmaceuticals, Inc., located in Morrisville, North Carolina, is a newly founded biotechnology company focused on anti-infectives. The company was founded in 2006 by Prabhavathi Fernandes, Ph.D. who was the leading microbiologist for Clarithromycin development at Abbott. Cempra is committed to the development of best-in-class antibiotics to meet urgent and unmet needs to treat drug resistant bacteria.

This press release contains statements that constitute “forward-looking statements These statements contain information that is not historical fact and are essentially predictions and are subject to risks and uncertainties, including risks associated with our ability to raise capital, the success of pre-clinical studies and clinical trials, intellectual property risks, the difficulty of predicting FDA filings and approvals, and market acceptance.

# # #

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December 31, 2008

Optimer Pharmaceuticals, Inc.

10110 Sorrento Valley Road, Suite C

San Diego, California 92121

Attention: John Prunty, Chief Financial Officer

Cempra Pharmaceuticals, Inc. (the “Company”) and Optimer Pharmaceuticals, Inc. (“Optimer”) are parties to that certain Collaborative Research and Development and License Agreement dated March 31, 2006 (the “License Agreement”). Pursuant to Sections 6.2(a) and 6.2(b) of that License Agreement, Optimer may elect, upon written request to the Company, that it be paid certain milestone payments in shares of Cempra capital stock (“Cempra Capital Stock”) rather than in cash, such Cempra Capital Stock having a Fair Market Value calculated as of the date the respective milestone is achieved equal to the value of the milestone payments, as the case may be. All capitalized terms not otherwise defined in this Letter Agreement shall have the meanings ascribed to them in the License Agreement.

As you may be aware, the Company plans to engage in a reorganization whereby the Company will merge with Cempra Merger Corp. (“MergeCo”), a Delaware corporation and wholly-owned subsidiary of Cempra Holdings, LLC, a Delaware limited liability company (the “Holding Company”). Upon such merger, the separate corporate existence of MergeCo will terminate, the Company will remain as the surviving entity and the stockholders of the Company will receive units of the Holding Company (“Holding Company Units”) in exchange for their shares of Cempra Capital Stock (the “Reorganization”). The rights belonging to each respective class or series of Holding Company Units will be essentially the same as those of the corresponding class or series of Cempra Capital Stock. Subsequent to the Reorganization, the Company will distribute its shares of CEM-102 Pharmaceuticals, Inc., the Company’s wholly-owned subsidiary that holds assets unrelated to the technology licensed under the License Agreement, to the Holding Company (the “Spin-Off”).

As a result of the Reorganization and Spin-Off, it is currently intended that the equity holdings for the combined company will be held, and the ultimate liquidity for that equity will be realized, at the Holding Company level. Therefore, the parties find it necessary to modify Sections 1.15, 6.2(a), 6.2(b) and 6.2(e) of the License Agreement, which refer to Cempra Capital Stock in the context of milestone payments described in Sections 6.2(a) and 6.2(b) of the License Agreement, to refer to Holding Company equity. This letter agreement reflects the parties’ mutual intent to modify those Sections so as to use the term “Holding Company Units” in lieu of “Cempra Capital Stock” in each phase where used or referenced. Except as specifically modified herein, the License Agreement shall remain in full force and effect as originally executed.

By their execution below, the parties agree that, upon the completion of the Reorganization, the references to “Cempra Capital Stock” in Sections 1.15, 6.2(a), 6.2(b) and 6.2(e) of the License Agreement will be modified to become “Holding Company Units” (as defined in this Letter Agreement). By its execution below, the Holding Company agrees to issue Holding Company Units to Optimer when, if and as required under the terms of the License Agreement, as modified by this Letter Agreement.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

CEMPRA PHARMACEUTICALS, INC.		OPTIMER PHARMACEUTICALS, INC.

By:	/s/ Prabhavathi Fernandes	By:	/s/ John Prunty
	Prabhavathi Fernandes, Ph.D.		John Prunty
	Chief Executive Officer and President		Chief Financial Officer

CEMPRA HOLDINGS, LLC

By:	/s/ Prabhavathi Fernandes
Prabhavathi Fernandes, Ph.D.
Chief Executive Officer and President

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